UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Build-A-Bear Workshop, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Build-A-Bear Workshop, Inc.

415 South 18th Street

St. Louis, Missouri 63103

April 30, 2026

Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Build-A-Bear Workshop, Inc. to be held at our World Bearquarters, 415 South 18th Street, St. Louis, MO 63103 on Thursday, June 11, 2026, at 10:00 a.m. Central Time.

At the meeting, you will be asked to elect three Directors; ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our current fiscal year; approve, by non-binding vote, executive compensation; and transact such other business as may properly come before the meeting.

We have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need while conserving natural resources and lowering the cost of delivery. On or about April 30, 2026, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2026 Annual Meeting of Stockholders and fiscal 2025 Annual Report on Form 10-K. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

The formal Notice of Annual Meeting of Stockholders and proxy statement accompanying this letter provide detailed information concerning matters to be considered and acted upon at the meeting. Your vote is important. I urge you to vote as soon as possible, whether or not you plan to attend the Annual Meeting. You may vote via the Internet, as well as by telephone or by mailing the proxy card. Please review the instructions with the Notice or proxy card regarding each of these voting options.

On behalf of management and our Board of Directors, thank you for your continued support of, and interest in, Build-A-Bear Workshop.

Sincerely,

Sharon John
President and Chief Executive Officer

Build-A-Bear Workshop, Inc.

415 South 18th Street

St. Louis, Missouri 63103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 11, 2026

The 2026 Annual Meeting of Stockholders of BUILD-A-BEAR WORKSHOP, INC., a Delaware corporation (the “Company”), will be held at our World Bearquarters, 415 South 18th Street, St. Louis, MO 63103, on Thursday, June 11, 2026, at 10:00 a.m. Central Time, to consider and act upon the following matters:

1. to elect three Directors;

2. to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2026;

3. to approve, by non-binding vote, executive compensation; and

4. to transact such other business as may properly come before the meeting or any adjournments thereof.

Only stockholders of record at the close of business on April 14, 2026 are entitled to notice of and to vote at the Annual Meeting. As a stockholder of record, you are cordially invited to attend the meeting. Most stockholders have a choice of voting on the Internet, by telephone or by mail. Please refer to your Notice, proxy card or other voting instructions included with these proxy materials for information on the voting method(s) available to you. If you vote by Internet or telephone, you do not need to return your proxy card. If your shares are held in the name of a brokerage firm, bank or other nominee of record, follow the voting instructions you receive from such holder of record to vote your shares. We encourage you to vote via the Internet, as this is the most cost-effective method. Returning the proxy card, voting electronically, or voting telephonically will not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors

Yevgeny Fundler
Chief Legal Officer and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2026

Build-A-Bear Workshop, Inc.’s Proxy Statement for the 2026 Annual Meeting of Stockholders and Annual Report on Form 10-K for the fiscal year ended January 31, 2026 are available at www.edocumentview.com/bbw

You may also obtain these materials free of charge through our website at www.buildabear.com.

BUILD-A-BEAR WORKSHOP, INC.

415 South 18th Street

St. Louis, Missouri 63103

2026 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Build-A-Bear Workshop, Inc., a Delaware corporation (the “Company” or “Build-A-Bear Workshop”), to be voted at the 2026 Annual Meeting of Stockholders of the Company and any adjournment or postponement of the meeting. The meeting will be held at our World Bearquarters, 415 South 18th Street, St. Louis, MO 63103, on Thursday, June 11, 2026, at 10:00 a.m. Central Time, for the purposes contained in the accompanying Notice of Annual Meeting of Stockholders and in this proxy statement. For your reference, directions to our Annual Meeting site are provided at Appendix B to this proxy statement.

ABOUT THE MEETING

Why Did I Receive This Proxy Statement?

Because you were a stockholder of the Company as of April 14, 2026 (the “Record Date”) and are entitled to vote at the Annual Meeting, the Board of Directors is soliciting your proxy to vote at the meeting.

This proxy statement summarizes the information you need to know to vote at the meeting. This proxy statement and form of proxy were first mailed or made available to stockholders on or about April 30, 2026.

What Am I Voting On?

You are voting on three items:

(a)	the election of three Directors;
(b)	the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2026; and
(c)	the approval, by non-binding vote, of executive compensation.

How Do I Vote?

Stockholders of Record: If you are a stockholder of record, there are four ways to vote:

(a)	by toll-free telephone at 1-800-652-8683;
(b)	by Internet at www.investorvote.com/BBW;
(c)	by completing and returning your proxy card in the postage-paid envelope provided; or
(d)	by written ballot at the meeting.

Street Name Holders: Shares which are held in a brokerage account in the name of the broker are said to be held in “street name.” If your shares are held in street name you should follow the voting instructions provided by your broker. You may complete and return a voting instruction card to your broker, or, in many cases, your broker may also allow you to vote via the telephone or Internet. Check your proxy card for more information. If you hold your shares in street name and wish to vote at the meeting, you must obtain a legal proxy from your broker and bring that proxy to the meeting.

Please note that brokers may not use discretionary authority to vote shares on the election of Directors or executive compensation matters if they have not received instructions from their clients. Please vote your proxy so your vote can be counted.

Regardless of how your shares are registered, if you complete and properly sign the accompanying proxy card and return it to the address indicated, it will be voted as you direct.

What is the Deadline for Voting via Internet or Telephone?

Internet and telephone voting for stockholders of record is available through 11:59 p.m. Eastern Time on Wednesday, June 10, 2026 (the day before the Annual Meeting).

What Are the Voting Recommendations of the Board of Directors?

The Board recommends the following votes:

(a)	FOR the election of all of the Director nominees;
(b)	FOR ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for fiscal 2026; and
(c)	FOR the non-binding approval of executive compensation.

Unless you give contrary instructions on your proxy card, the persons named as proxy holders will vote your shares in accordance with the recommendations of the Board of Directors.

Will Any Other Matters Be Voted On?

We do not know of any other matters that will be brought before the stockholders for a vote at the Annual Meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to Voin Todorovic and Yevgeny Fundler to vote on such matters in their discretion.

Who Is Entitled to Vote at the Meeting?

Only stockholders of record at the close of business on the Record Date are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How Many Votes Do I Have?

You will have one vote for every share of Build-A-Bear Workshop common stock you owned on the Record Date.

How Many Votes Can Be Cast by All Stockholders?

12,580,479, consisting of one vote for each share of Build-A-Bear Workshop common stock outstanding on the Record Date. There is no cumulative voting.

How Many Votes Must Be Present to Hold the Meeting?

The holders of a majority of the aggregate voting power of Build-A-Bear Workshop common stock outstanding on the Record Date, or 6,290,240 votes, must be present in person, or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting.

If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum. A broker non-vote occurs when a bank or broker holding shares in street name submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.

We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.

What Vote Is Required to Approve Each Proposal?

In the election of Directors (Proposal 1), the affirmative vote of the majority of votes cast in person or by proxy with respect to a Director nominee’s election will be required for approval of each Director who is up for election, meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee. If any nominee for Director receives a greater number of votes “against” his or her election than votes “for” such election, our Director Resignation Policy requires that such person must promptly tender his or her resignation to the Board following certification of the vote. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of nominees.

For the proposals to (i) ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2026 (Proposal 2), and (ii) approve, by non-binding vote, executive compensation (Proposal 3), the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval, meaning that of the shares represented at the meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved. Abstentions will have the same effect as a vote “against” these proposals, and broker non-votes will have no effect on the vote for these proposals.

Please vote your proxy so your vote can be counted. This is particularly important since brokers may not use discretionary authority to vote shares in the election of Directors or executive compensation matters if they have not received instructions from their clients. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to the matter and will therefore have no effect on the outcome of that matter.

Can I Change My Vote?

Yes. To change your vote, send in a new proxy card with a later date, cast a new vote by telephone or Internet, or send a written notice of revocation bearing a date later than the date of the proxy to the Company’s Corporate Secretary at the address on the cover of this proxy statement. Also, if you attend the meeting and wish to vote in person, you may request that your previously submitted proxy not be used.

How Can I Access the Company’s Proxy Materials and Annual Report Electronically Online?

This proxy statement and the 2025 Annual Report on Form 10-K are available at www.edocumentview.com/bbw.

Who Can Attend the Annual Meeting?

Any Build-A-Bear Workshop stockholder as of the Record Date may attend the meeting. If you own shares in street name, you should ask your broker or bank for a legal proxy to bring with you to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement so that we can verify your ownership of our stock and admit you to the meeting. However, you will not be able to vote your shares at the meeting without a legal proxy.

If you return a proxy card without indicating your vote, your shares will be voted as follows: (i) FOR the three nominees for Director named in this proxy statement (Proposal 1); (ii) FOR ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal 2026 (Proposal 2); (iii) FOR approval, by non-binding resolution, of executive compensation (Proposal 3); and (iv) in accordance with the recommendation of management on any other matter that may properly be brought before the meeting and any adjournment of the meeting.

Proof of ownership of Build-A-Bear Workshop stock, as well as a valid form of personal identification (with picture), must be presented in order to attend the Annual Meeting.

What is “Householding” of Proxy Materials?

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. The Company will deliver, promptly upon request, a separate copy of the proxy statement to any stockholder who is subject to householding. You can request a separate proxy statement by writing to the Company at Build-A-Bear Workshop, Inc., Attention: Corporate Secretary, 415 South 18th Street, St. Louis, MO 63103 or by calling the Company at (314) 423-8000. Once you have received notice from your broker or the Company that they are or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, or if you currently receive multiple proxy statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company as noted above.

Who Pays for the Solicitation of Proxies?

The Company will bear the cost of the solicitation of proxies for the meeting. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy materials to beneficial owners and their reasonable expenses therefor will be reimbursed by the Company. Solicitation will be made by mail and also may be made personally or by telephone, facsimile or other means by the Company’s officers, Directors and employees, without special compensation for such activities.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of the printed Proxy Statement and 2025 Annual Report on Form 10-K?

As permitted by SEC rules, we are making our proxy materials available to stockholders electronically via the Internet at www.edocumentview.com/bbw and on our Investor Relations website at https://ir.buildabear.com. On or about April 30, 2026, we will begin mailing the Notice of Internet Availability of Proxy Materials to our stockholders containing information on how to access our proxy materials online or request a printed copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials, then you will not receive a printed copy of our proxy materials unless you request a printed copy by following the instructions contained in such notice. Adopting this “notice and access” process allows us to reduce the overall costs, as well as the environmental impact, of printing and mailing our proxy materials.

VOTING SECURITIES

On the Record Date, there were 12,580,479 outstanding shares of the Company’s common stock (referred to herein as “shares”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of the Company’s shares as of April 14, 2026 (unless otherwise noted) by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares, (ii) each Director and Director nominee of the Company, (iii) each executive officer and former executive officer of the Company named in the Summary Compensation Table (the “Named Executive Officers” or “NEOs”), and (iv) all current executive officers and Directors of the Company as a group. The table includes shares of time-based restricted stock and shares that may be acquired within 60 days of April 14, 2026 upon the vesting of earned performance-based restricted stock. Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and dispositive power over the shares that each of them beneficially owns. Except as indicated below, the address of each person or entity listed is c/o Build-A-Bear Workshop, Inc., 415 South 18th Street, St. Louis, MO 63103. For the beneficial ownership of the stockholders owning 5% or more of the shares, the Company relied on publicly available filings and representations of the stockholders.

Name of Beneficial Owner	Amount and Nature of Shares of Common Stock Beneficially Owned(21)(22)	Percentage of Class
Divisadero Street Capital Management, LP (1)	1,251,224	10.0%
Pacifica Capital Investments LLC(2)	1,014,309	8.1%
BlackRock Fund Advisors(3)	966,046	7.7%
Thrivent Financial for Lutherans(4)	917,479	7.3%
The Vanguard Group, Inc.(5)	843,548	6.7%
De Lisle Partners LLP (6)	765,938	6.1%
Sharon John(7)	225,426	1.8%
Maxine Clark(8)	87,121	*
Craig Leavitt (9)	64,142	*
Voin Todorovic(10)	81,217	*
J. Christopher Hurt (11)	61,119	*
Yevgeny Fundler (12)	5,916	*
George Carrara (13)	14,277	*
Narayan Iyengar (14)	16,053	*
Lesli Rotenberg (15)	9,825	*
David Henderson (16)	21,396	*
Richard Johnson (17)	2,461	*
James Goldman(18)	556	*
Eric Fencl(19)	134,418	1.1%
All current Directors and executive officers as a group (11 persons)(20)	502,388	4.0%

*	Less than 1.0%.

(1)

Information regarding share ownership was obtained from the Schedule 13G/A filed jointly by Divisadero Street Capital Management, LP, William Zolezzi, Divisadero Street Partners, L.P., Divisadero Street Partners GP, LLC and Divisadero Street Capital, LLC on February 13, 2026. The principal business address of Divisadero Street Capital Management, LP, et al. is 3480 Main Highway Suite 204, Miami, Florida 33133. The entities reported their beneficial ownership as follows: (i) Divisadero Street Capital Management, LP has shared voting power over 1,251,224 shares and shared dispositive power over 1,251,224 shares; (ii) William Zolezzi has shared voting power over 1,251,224 shares and shared dispositive power over 1,251,224 shares; (iii) Divisadero Street Partners, L.P. has shared voting power over 858,790 shares and shared dispositive power over 858,790 shares; (iv) Divisadero Street Partners GP, LLC has shared voting power over 858,790 shares and shared dispositive power over 858,790 shares; and (v) Divisadero Street Capital, LLC has shared voting power over 1,251,224 shares and shared dispositive power over 1,251,224 shares.

(2)

Represents 1,014,309 shares for which Pacifica Capital Investments (“Pacifica”) reports sole dispositive power. Pacifica reports sole voting power over 240,349 shares. The principal address of Pacifica is 3550 Lakeline Blvd, Ste. 170, #1715, Leander, TX 78641. All of the foregoing ownership information is based solely on a Schedule 13F filed by Pacifica on February 12, 2026.

(3)

Represents 966,046 shares for which BlackRock, Inc. (“BlackRock”), on behalf of certain institutional investment manager subsidiaries, reports sole dispositive power. BlackRock, on behalf of such institutional investment manager subsidiaries, reports sole voting power over 947,694 shares. The principal address of BlackRock is 50 Hudson Yards, New York, NY 10001. All of the foregoing ownership information is based solely on a Schedule 13F Combination Report filed by BlackRock on February 12, 2026.

(4)

Information regarding share ownership was obtained from the Schedule 13G/A filed by Thrivent Financial for Lutherans (“Thrivent”) on October 7, 2025. The principal business address of Thrivent is 901 Marquette Avenue, Suite 2500, Minneapolis, Minnesota 55402. Thrivent reported sole voting power and sole dispositive power over 4,626 shares and shared voting power and shared dispositive power over 912,853 shares.

(5)

Represents 843,548 shares for which The Vanguard Group, Inc. (“Vanguard”) reports sole dispositive power. Vanguard reports no voting power over these shares. The principal address of Vanguard is PO Box 2600, Valley Forge, PA 19482-2600. All of the foregoing ownership information is based solely on a Schedule 13F filed by Vanguard on January 29, 2026. A Schedule 13G/A filed with the SEC on March 26, 2026 by The Vanguard Group reported beneficial ownership of 0 shares of common stock as of March 13, 2026. The Vanguard Group noted in its filing that certain subsidiaries or business divisions of subsidiaries of the Vanguard Group that formerly had, or were deemed to have, beneficial ownership jointly with the Vanguard Group, will report beneficial ownership separately (on a disaggregated basis) from the Vanguard Group.

(6)

Represents 765,938 shares for which De Lisle Partners LLP (“De Lisle”) reports sole voting and dispositive power. The principal address of De Lisle is 3 Firs Lane, Poole, BH14 8JG, United Kingdom. All of the foregoing ownership information is based solely on a Schedule 13G/A filed by De Lisle on February 11, 2026.

(7)	Represents 180,981 shares of common stock and 44,445 restricted shares.
(8)

Represents 7,790 shares of common stock owned directly by Ms. Clark, and 79,331 shares held by Smart Stuff, Inc. Ms. Clark controls the voting and/or dispositive power for the shares held by Smart Stuff, Inc. as its president and sole stockholder. Smart Stuff, Inc. was issued membership interests in the predecessor entity to the Company in 1997 in conjunction with the original founding of the business by Ms. Clark. Ms. Clark is a Director Emeritus.

(9)	Represents 61,667 shares of common stock and 2,475 restricted shares.
(10)	Represents 54,287 shares of common stock and 26,930 restricted shares.
(11)	Represents 39,512 shares of common stock and 21,607 restricted shares.
(12)	Represents 0 shares of common stock and 5,916 restricted shares.
(13)	Represents 12,421 shares of common stock and 1,856 restricted shares.
(14)	Represents 14,197 shares of common stock and 1,856 restricted shares.
(15)	Represents 7,969 shares of common stock and 1,856 restricted shares.
(16)	Represents 0 shares of common stock and 21,396 restricted shares.
(17)	Represents 605 shares of common stock and 1,856 restricted shares.
(18)	Represents 0 shares of common stock and 556 restricted shares.
(19)	Represents 115,395 shares of common stock and 19,023 restricted shares.
(20)

Includes 130,749 shares of restricted stock held by all Directors and executive officers in the aggregate. Shares owned by Ms. Clark, a Director Emeritus, and Mr. Fencl, a former executive officer, are not included.

(21)	No Director, Named Executive Officer or other executive officer beneficially owns shares that are pledged as security.
(22)	Share numbers include restricted stock granted to Named Executive Officers, on April 14, 2026 at a closing price of $38.04 per share.

PROPOSAL NO. 1. ELECTION OF DIRECTORS

In connection with Mr. Hurt’s promotion to Chief Executive Officer, on March 12, 2026, the Company’s Board of Directors increased the size of the Board from seven to eight members. The Board is divided into three classes which as nearly as possible are equal in number. The classes have staggered three-year terms. As a result, only one class of Directors is elected at each Annual Meeting of our stockholders. Narayan Iyengar, Lesli Rotenberg and James Goldman are Class I Directors, and their terms will expire at the 2026 Annual Meeting. George Carrara and Sharon John are currently Class II Directors, and the Board appointed Mr. Hurt to the Board as a Class II director, with such appointment to become effective as of the date of the 2026 Annual Meeting; The Class II Directors’ terms (including Mr. Hurt’s term) will expire at the 2027 Annual Meeting. Richard Johnson and Craig Leavitt are Class III Directors, and their terms will expire at the 2028 Annual Meeting. Currently, all of our Directors hold office until the Annual Meeting of stockholders at which their terms expire or until their successors are duly elected and qualified.

Under our Corporate Governance Guidelines, a Director may not stand for election or re-election after reaching the age of 73. Accordingly, our founder, Maxine Clark, did not stand for re-election when her term expired at the 2023 Annual Meeting. Ms. Clark agreed to the Board of Directors’ request for her to become Director Emeritus. A Director Emeritus is not permitted to vote on matters brought before the Board of Directors or any Board committee and is not counted for the purposes of determining whether a quorum of the Board or a Board committee is present. A Director Emeritus is not compensated for his or her services.

The Nominating and Corporate Governance Committee nominated the Class I Directors, Messrs. Iyengar and Goldman and Ms. Rotenberg, to be re-elected to serve until the 2029 Annual Meeting of Stockholders or until their successors are duly elected and qualified. Mr. Goldman was appointed to our Board of Directors in February 2026 following a comprehensive search for director candidates during which the Nominating and Corporate Governance Committee was assisted by an executive search consulting firm. Mr. Iyengar and Ms. Rotenberg have served on our Board of Directors since 2021.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NAMED NOMINEES

Proxies cannot be voted for a greater number of persons than the number of nominees named herein. Unless otherwise specified, all proxies will be voted in favor of the three nominees listed herein for election as Directors.

The Board has no reason to expect that any of the nominees will be unable to stand for election on the date of the meeting or for good cause will not serve. If a vacancy occurs among the original nominees prior to the meeting, the proxies will be voted for a substitute nominee named by the Board of Directors and for the remaining nominees. Directors are elected by the affirmative vote of the majority of votes cast in person or by proxy with respect to a Director nominee’s election, provided, however, that, in accordance with the Company’s amended and restated bylaws, if the number of nominees exceeds the number of Directors to be elected at the meeting, then Directors shall be elected by the affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the meeting.

DIRECTORS

Set forth below are the names, ages, positions and brief accounts of the business experience for each of our Directors as of April 14, 2026. The biographies of each of the nominees and continuing Directors below contains information each Director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly held companies of which he or she currently serves as a Director or has served as a Director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a Director, we also believe that all of our Director nominees and continuing Directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board.

Class I Directors — Terms Expiring in 2026 and Standing for Re-Election

Narayan Iyengar, 51, was appointed to our Board of Directors on November 30, 2021. He has a wide background in digital, technology and business transformation. From March 2022 to June 2023, Mr. Iyengar served as the Executive Vice President and Chief Operating Officer of DISH Network Corporation, a publicly traded provider of television entertainment and technology through satellite and streaming services, where he oversaw key business operations including customer experience, in-home services, billing and credit, and manufacturing and distribution. His areas of focus include digital transformation, omnichannel customer journeys and accelerating strategic initiatives. Earlier in his career, he served as the Senior Vice President, Digital and E-Commerce of Albertsons Companies, a leading food and drug retailer, from 2017 to 2020, where he led the digital transformation and launched various e-commerce and omnichannel offerings, expanded the loyalty program and enhanced the digital experience. Prior to that, from 2013 to 2017, he served as Vice President, E‑Commerce and Digital Analytics of The Walt Disney Company, a multinational entertainment and media conglomerate, where he led the growth of e-commerce channel for Walt Disney’s theme parks, resorts, cruise lines and guided family adventures. From 2005 to 2013, Mr. Iyengar was a consultant at McKinsey & Company, a global management consulting firm, and served global clients on topics related to business technology and digital transformation. Mr. Iyengar has also served on the boards, as an advisor and as interim executive at a number of privately held firms. He holds a Master of Business Administration, Management from Columbia University Business School and a Bachelor’s Degree in Electronics & Communication Engineering from University of Mysore, India.

Mr. Iyengar has extensive operational and e-commerce experience, and he has helped numerous companies in a variety of industries formulate and implement innovative digital transformation strategies.  Mr. Iyengar brings to the Build-A-Bear Workshop Board of Directors valuable and relevant insights regarding digital, sales, marketing and other strategic and operational matters.

Lesli Rotenberg, 64, was appointed to our Board of Directors on November 30, 2021. Ms. Rotenberg is the former Chief Programming Executive & General Manager, Children’s Media & Education of the Public Broadcasting Service (“PBS”), an American public media organization and distributor of television and digital content, serving in that role from February 2016 to June 2021. She was responsible for the strategic direction of an innovative, dynamic media service to meet the needs of America’s children, parents, and teachers. While at PBS, she also served as General Manager, Children’s Programming from 2005 to 2016 and as Senior Vice President, Marketing & Communications from 2000 to 2016. Prior to that, Ms. Rotenberg served for ten years at Discovery Communications, Inc. in a variety of senior level management positions with strategic responsibilities for positioning The Discovery Channel, TLC and Animal Planet media brands to consumers, advertisers, cable affiliates and promotion partners. Currently, she is the founder and CEO of Unlock Inspiration, a leadership development and executive coaching LLC. She holds a Bachelor of Science in Journalism from Boston University School of Public Communication.

Throughout her career, Ms. Rotenberg developed extensive experience regarding entertainment content creation and distribution, business development, brand management, marketing, digital content, media and strategic planning.  With this experience, she provides our Board of Directors with valuable insights and perspectives regarding entertainment, marketing, brand management and other strategic and operational matters.

James A. Goldman, 67, was appointed to our Board of Directors on February 10, 2026.  Mr. Goldman serves on the Board of Directors of Abercrombie & Fitch Co., where he is a member of the Compensation Committee and Chair of the Nominating and Corporate Governance Committee. Mr. Goldman currently serves on three portfolio company Boards representing Eurazeo SE, a global investment firm listed on the Paris Stock Exchange, including Q Mixers, a leading premium carbonated mixer brand, Waterloo Sparkling Water Corp., a carbonated beverage company, and Dewey’s Bakery, a premium baked goods company. Mr. Goldman served on the Board of Directors of Domino’s Pizza, Inc., a global restaurant and pizza company, until April 2026, where he was a member of the Audit Committee.

Mr. Goldman served as President and Chief Executive Officer and as a member of the Board of Directors of Godiva Chocolatier, Inc. from 2004 to 2014. Mr. Goldman was President of the Food and Beverage Division at Campbell Soup Company from 2001 to 2004 and served in various executive positions at Nabisco, Inc. from 1992 to 2000. Prior to his work at Nabisco, Mr. Goldman was a senior consulting associate at McKinsey & Company, Inc. Mr. Goldman previously served on the Board of Directors of The Children’s Place, Inc. He also served on the Board of Trustees and Executive Committee of Save the Children in Fairfield, CT, the Executive Board of the International Tennis Hall of Fame, and the Board of Trustees at the YMCA Camps Becket and Chimney Corners in Becket, MA.

Throughout his career, Mr. Goldman has developed extensive corporate governance and operational experience, and has used his experience as a public company director to drive shareholder value in a variety of settings. With this experience, Mr. Goldman provides our Board of Directors with valuable insights and perspectives regarding oversight, governance, retail, marketing, and supply chain of the Company’s business.

Class II Directors — Terms Expiring in 2027

George Carrara, 57, was appointed to our Board of Directors on July 26, 2019.  He is the former President and Chief Operating Officer of Kate Spade & Company, a formerly publicly traded operator of global, multichannel lifestyle brands (“Kate Spade”) (formerly Liz Claiborne Inc. and Fifth & Pacific Companies, Inc.), serving in this role from February 2014 to December 2017 when the company was sold to Coach, Inc. Mr. Carrara oversaw strategy and business development, investor relations, supply chain, e-commerce, finance, global operations and information technology. He served as Chief Financial Officer and Chief Operating Officer of Kate Spade from April 2012 to February 2014. He worked for Tommy Hilfiger North America from 1999 through the sale of the company in 2011 and served in various senior positions, including as Chief Operating Officer from 2006 to 2011; Executive Vice President of U.S. Operations - Wholesale and Retail from 2004 to 2005; Chief Operating Officer and Chief Financial Officer of wholesale operations from 2003 to 2004; and Chief Financial Officer for various wholesale divisions from 1999 to 2003.  Prior to that, Mr. Carrara served as Chief Financial and Operating Officer for Mirage Apparel Group. He began his career in the Entrepreneurial Services & Consumer Product Groups at Price Waterhouse, is a Certified Public Accountant and received a Bachelor of Science Degree in Economics from the Wharton School. Since departing Kate Spade, Mr. Carrara has served in various advisory roles in the retail, fashion and e-commerce sectors. In early 2024, George co-founded k4 Partners LLC, for the purpose of identifying, acquiring and scaling a fashion brand and, to date, has performed due diligence on several targets.  Additionally, between summer 2022 and spring of 2024 George served on the advisory board of Zliide Technologies ApS, a privately owned provider of retail self-checkout and instant omni- inventory systems. He also recently served as a strategic advisor to Stigmi Learning, an on-demand secondary school tutoring platform in the start-up phase.

Throughout his career, Mr. Carrara has obtained extensive operational as well as commercial, financial and accounting expertise and leveraged these skills to manage transformations and create shareholder value. During his tenure as President and Chief Operating Officer of Kate Spade, he gained expertise in store operations, digital, supply chain, investor relations, international expansion, business development and strategic planning. In various senior finance and operations roles prior to that, Mr. Carrara obtained extensive financial planning, treasury, technology, logistics and accounting experience. Mr. Carrara qualifies as an “audit committee financial expert” as such term is defined under applicable SEC rules. In addition, given his experience with other consumer-focused businesses, Mr. Carrara provides valuable insights and perspectives regarding the financing and operation of the Company’s business.

Sharon John, 62, was appointed to the Board of Directors on June 3, 2013 in connection with her current employment as President and Chief Executive Officer of the Company. She has announced her retirement from this position effective June 11, 2026, but will remain on the board as a Class II Director. From January 2010 through May 2013, Ms. John served as President of Stride Rite Children’s Group LLC, a division of Wolverine World Wide, Inc., which designs and markets footwear for children. From 2002 through 2009, she held positions of broadened portfolio and increased responsibility at Hasbro, Inc., a multinational toy and board game company, including as General Manager & Senior Vice President of its U.S. Toy Division from 2006 to 2008 and General Manager & Senior Vice President of its Global Preschool unit from June 2008 through 2009. Ms. John also founded and served as Chief Executive Officer of Checkerboard Toys, served as Vice President, U.S. Toy Division with VTech Industries, Inc., and served in a range of roles at Mattel, Inc. She started her career in advertising, overseeing accounts such as Hershey’s and the Snickers/M&M Mars business. During 2014 and ending in 2025, Ms. John served on the Board of Directors of Jack in the Box Inc., a publicly traded restaurant company. Ms. John holds a Bachelor of Science Degree in Communications from the University of Tennessee at Knoxville and a Master of Business Administration from Columbia University. She is married with three children and resides in St. Louis, Missouri.

In her various executive management positions, Ms. John gained extensive experience in all aspects of retail branding, including children's brands, marketing to moms and kids, and licensing, product development and innovation expertise. With this background, Ms. John provides Build-A-Bear Workshop with highly relevant and valuable insights and perspectives in leading businesses, strategic planning, brand building, marketing, licensing, merchandising, and retail operations.

J. Christopher Hurt, 60, is anticipated to become a Class II Director effective as of the date of the 2026 Annual meeting following an appointment to our Board of Directors on March 10, 2026 in connection with his employment as Chief Executive Officer of the Company beginning at the Annual Meeting. Mr. Hurt joined the Company in 2015 as Chief Operations Officer, and, from June 2020 until June 11, 2026, served as Chief Operations and Experience Officer. Much of his tenure with the Company has focused on restructuring the organization’s largest business unit, the global retail management and operations team, including guest experience, real estate, build-out, and logistics. Since 2024, Mr. Hurt has shifted his operational and consumer-insight expertise to redefine the brand, merchandising, marketing and licensing areas of the Company’s business where he has further expanded consumer segments and categories through product expansion and engaging brand initiatives. Prior to joining the Company, Mr. Hurt was at American Eagle Outfitters, Inc. from 2002 to 2015 in various senior leadership roles of increasing responsibility, including Senior Vice President of North America, Vice President/General Manager of the Factory stores, Zone Vice President and Regional Director. Prior to that, Mr. Hurt held positions of increasing responsibility at Polo Ralph Lauren after starting his career at The Procter & Gamble Company. In his various executive management positions, Mr. Hurt has gained extensive experience in retail operations, merchandising, branding, marketing and licensing. Mr. Hurt provides Build-A-Bear Workshop with highly relevant and valuable insights and perspectives in leading retail businesses, strategic planning, and brand initiatives.

Class III Directors — Terms Expiring in 2028

Richard Johnson, 68, was appointed to our Board of Directors on March 5, 2025.  Mr. Johnson retired as Chief Executive Officer and President of Foot Locker, Inc., a leading publicly held global athletic footwear and apparel retailer (“Foot Locker”), in September 2022. He continued to serve as Executive Chairman of the Board of Foot Locker until January 2023. Mr. Johnson had served as CEO and President of Foot Locker since December 2014, and as Chairman of the Board since May 2016. Prior to becoming CEO and President, he served in a variety of other leadership roles across the globe with Foot Locker. Earlier in his career, Mr. Johnson was a transportation economics manager at Graebel Van Lines, Inc. and he worked for Electronic Data Systems, an IT services company, as a systems engineer. Mr. Johnson currently serves on the Board of Directors of Advance Auto Parts, Inc., a publicly traded auto parts company, H&R Block, Inc., a publicly traded tax preparation company, and Graebel Companies, Inc., a private company and global leader in mobility services. He served as the Chairman of the Board of Directors of the Retail Industry Leaders Association and on the Board of Directors of The Footwear Distributors and Retailers of America. Mr. Johnson currently serves on the Chancellor’s National Leadership Council at the University of Wisconsin, Eau Claire, and previously served as a Save the Children Trustee and representative on the Save the Children – Head Start Board. Mr. Johnson received a Bachelor of Arts degree in Business Administration and Accountancy from the University of Wisconsin, Eau Claire.

During his career, including service as the Chief Executive Officer of Foot Locker, Mr. Johnson gained extensive knowledge of both brick and mortar and digital/dot.com retail operations, and he developed significant leadership, operations, financial management, and enterprise risk management experience. Mr. Johnson qualifies as an “audit committee financial expert” as such term is defined under applicable SEC rules. As a member of the Board of Directors of other publicly traded and private companies, he has gained highly relevant corporate governance experience.

Craig Leavitt, 65, was appointed to the Board of Directors on January 4, 2018 and serves as our Non-Executive Chairman.  He served as Chief Executive Officer and Director of Kate Spade & Company, a formerly publicly traded operator of global, multichannel lifestyle brands (“Kate Spade”), from February 2014 until August 2017 when the company was sold to Coach, Inc.  From October 2010 until February 2014, he was Chief Executive Officer of Kate Spade New York, a division of Fifth & Pacific Companies, Inc.  Mr. Leavitt also served as Co-President and Chief Operating Officer of Kate Spade, LLC from April 2008 through October 2010. Prior to joining Kate Spade, LLC, Mr. Leavitt was President of Global Retail at Link Theory Holdings, where he had total responsibility for merchandising, operations, planning, allocation and real estate for the Theory and Helmut Lang retail businesses. Previously, Mr. Leavitt spent several years at Diesel, S.p.A., an Italian retail clothing company, having most recently served as Executive Vice President of Sales and Retail. Mr. Leavitt also spent 16 years at Polo Ralph Lauren, where he held positions of increasing responsibility, the last being Executive Vice President of Retail Concepts. Since leaving Kate Spade, Mr. Leavitt devotes his time to service on Boards of Directors. Mr. Leavitt serves on the Board of Directors of HDS Global, a grocery and general merchandise e-commerce delivery service.  Until recently, Mr. Leavitt served on the Board of Directors of Gildan Activewear, Inc., a publicly traded manufacturer of apparel; Mattress Firm, Inc., an omni-channel mattress specialty retailer; Crate & Barrel Holdings, Inc., a company that owns and operates housewares, furniture and home accessories stores in North America and through franchisees internationally; and NEST Fragrances, LLC, a distributor of home scents, eau de parfums, and fragranced body care products.  He also served on the Board of Directors of The Roundabout Theater Company, one of the largest nonprofit theatre companies in the United States. Mr. Leavitt holds a Bachelor of Arts from Franklin & Marshall College. Mr. Leavitt resides in New York.

During his career in the retail industry, Mr. Leavitt has gained extensive experience in the areas of strategic planning, product development and innovation, marketing, store operations, and real estate. His background, including his service as Chief Executive Officer and Director of a publicly traded company, allows him to provide to our Board of Directors insights and perspectives regarding strategic planning, leadership, stockholder relations, business operations, brand management, marketing, and business development.

Director Emeritus

Maxine Clark, 76, founded the Company in 1997, served as our Chief Executive Bear until June 2013, and served as a director until 2023 when she was appointed Director Emeritus. She was our President from our inception in 1997 to April 2004 and served as Chairman of our Board of Directors from April 2000 until November 2011. She currently serves as Chief Executive Officer of the Clark-Fox Family Foundation. Prior to founding Build-A-Bear Workshop, Ms. Clark was the President of Payless ShoeSource, Inc. (“Payless”) from 1992 until 1996. Before joining Payless, Ms. Clark spent over 19 years in various divisions of The May Department Stores Company in areas including merchandise development, merchandise planning, merchandise research, marketing and product development. Ms. Clark previously served on the Board of Directors of Foot Locker and on the Board of Directors of J. C. Penney Company, Inc., during a time when it was a publicly traded apparel and home retail company. She formerly served on the Board of Directors of The Gymboree Corporation, a formerly publicly reporting retail company, and she currently serves on the Board of Advisors of Lewis & Clark Ventures, a St. Louis-based private equity firm. Ms. Clark is an Emeritus member of the Board of Trustees of Washington University in St. Louis, serves on the national Board of Directors of the Public Broadcasting Service (PBS), and is a past member of the Boards of Directors of Barnes-Jewish Hospital in St. Louis and the Goldfarb School of Nursing at Barnes-Jewish College. Ms. Clark is a member of the Board of Directors of the Delmar DivINe, a multi-use real estate project she created and developed. Ms. Clark is an Emeritus Director of the St. Louis Regional Educational and Public Television Commission (KETC/Channel 9 Public Television). She is also a Managing Partner of Prosper Women’s Capital, a fund created to invest in women-owned businesses in the St. Louis area. Ms. Clark is Past Chair of Teach for America-St. Louis and a past member of its national Board of Trustees. She is a past trustee of the International Council of Shopping Centers and a member of the Committee of 200, an organization for women entrepreneurs around the world. Ms. Clark has a Bachelor’s degree from the University of Georgia, an Honorary Doctor of Laws from Washington University and Saint Louis University and an Honorary Doctor of Humane Letters—Education from the University of Missouri, St. Louis.

Ms. Clark has extensive leadership and executive experience in the retail industry, which includes founding and leading Build-A-Bear Workshop. She has more than 45 years of experience in the areas of marketing, merchandising, store operations, digital technology, entertainment, strategic planning, and real estate. With this experience, along with her service on the Boards of Directors of other publicly traded retail companies, she has highly relevant and valuable insights and perspectives on all aspects of the Company’s retail and entertainment business.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Company’s Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall management of the Company. In addition to considering various matters which require Board approval, the Board provides advice and counsel to, and ultimately monitors the performance of, the Company’s senior management. There are three standing committees of the Board of Directors: the Audit Committee, the Compensation and Human Capital Committee, and the Nominating and Corporate Governance Committee. In fulfilling their responsibilities, the Committees report regularly to the Board regarding their activities, review and reassess the adequacy of their charters on an annual basis and perform annual self-evaluations of their performance.

COMMITTEE CHARTERS, CORPORATE GOVERNANCE GUIDELINES, BUSINESS CONDUCT POLICY AND CODE OF ETHICS

The Board of Directors has adopted charters for all three of its standing Committees. The Board has also adopted Corporate Governance Guidelines, which set forth the obligations and responsibilities of the Directors with respect to independence, meeting attendance, compensation, re-election, orientation, self-evaluation, and stock ownership. The Board of Directors has also adopted a Business Conduct Policy which applies to all of the Company’s Directors and employees, and a Code of Ethics Applicable to Senior Executives, which applies to the Company’s senior executives, including the principal executive and financial officers, and the controller. Copies of the Committee charters, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics Applicable to Senior Executives can be found in the Corporate Governance section on the Company’s Investor Relations website at http://ir.buildabear.com (information on our website does not constitute part of this proxy statement). The Company intends to comply with the amendment and waiver disclosure requirements of applicable Form 8-K rules by posting such information on its website. The Company will post any amendments to the Committee charters, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics Applicable to Senior Executives in the same section of the Company’s website and these documents are also available in print to stockholders and interested parties upon written request delivered to Build-A-Bear Workshop, Inc., 415 South 18th Street, St. Louis, MO 63103. Each of our Directors, executive officers, Bearquarters associates, and store management signs our Business Conduct Policy on an annual basis to ensure compliance. In addition, each of our executives signs our Code of Ethics Applicable to Senior Executives each year to ensure compliance.

Board Leadership Structure

The Board has separated the role of Chairman from the role of Chief Executive Officer in recognition of the current demands of the two roles. While the Non-Executive Chairman organizes Board activities to enable the Board to effectively provide guidance to and oversight and accountability of management, the Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company. The Non-Executive Chairman creates and maintains an effective working relationship with the Chief Executive Officer and other members of management and with the other members of the Board; provides the Chief Executive Officer ongoing direction as to Board needs, interests and opinions; and assures that the Board agenda is appropriately directed to the matters of greatest importance to the Company. In carrying out his responsibilities, the Non-Executive Chairman preserves the distinction between management and Board oversight by (i) ensuring that management develop corporate strategy and risk management practices, and (ii) focusing the Board to review and express its judgments on such developments.

The Board believes this structure provides an efficient and effective leadership model for the Company. To assure effective independent oversight, the Board has adopted a number of governance practices, including:

•	A strong, independent, clearly defined Non-Executive Chairman role;
•	Executive sessions of the independent Directors before or after every regular Board meeting; and
•	Annual performance evaluations of the Chief Executive Officer by the independent Directors.

The responsibilities of the Non-Executive Chairman include: (i) collaborating with the Board and the Chief Executive Officer to determine Board meeting agendas; (ii) presiding at all meetings of the Board, including executive sessions of the independent Directors; (iii) facilitating communication with independent Directors, including strategy updates; (iv) serving as principal liaison between the independent Directors, the Chief Executive Officer, and the Company’s management; (v) collaborating with the Board on Chief Executive Officer succession planning; (vi) collaborating with the Board regarding the retention of outside advisors and consultants who report directly to the Board when necessary; and (vii) if requested by stockholders, ensuring that he or she is available, when appropriate, for consultation and direct communication. The Non-Executive Chairman collaborates with the Board and the Chief Executive Officer to set strategic goals for the Company and develop plans to implement those goals.

Stockholders or interested parties can contact the Non-Executive Chairman, Craig Leavitt, in writing c/o Build-A-Bear Workshop, Inc., 415 South 18th Street, St. Louis, MO 63103.

Meeting Attendance

The Board of Directors met eight times in fiscal 2025 for regular and special meetings. All Directors attended at least 85% of the aggregate of all of the meetings of the Board and committees on which they served. While the Company does not have a formal policy requiring members of the Board to attend the Annual Meeting, the Company encourages all Directors to attend. All of our Directors attended our 2025 Annual Meeting. All Directors plan to attend the 2026 Annual Meeting.

The members, primary functions and number of meetings held for each of the Committees are described below.

Audit Committee

The members of the Audit Committee are George Carrara (Chair), Narayan Iyengar, Richard Johnson, Craig Leavitt, and James Goldman (who was appointed to the Audit Committee when he joined the Board in February 2026).

The Audit Committee reviews the independence, qualifications and performance of our independent auditors, and is responsible for recommending the initial or continued retention of, or a change in, our independent auditors and setting compensation of the independent auditors. The Committee reviews and discusses with our management and independent auditors our financial statements and our annual and quarterly reports, as well as the quality and effectiveness of our internal control procedures, critical accounting policies, implementation of new accounting standards, and significant regulatory or accounting initiatives.

The Committee discusses with management earnings press releases, the Company’s use and policies relating to non-GAAP measures and required disclosures, the Company’s major financial risk exposures, including data privacy and cybersecurity risks. Furthermore, the Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal control or auditing matters. The Committee approves the audit plan, staffing and duties of the internal audit function and reviews its performance. Periodically throughout each year, the Committee meets separately in executive session with management, the independent accountants, and the Company’s internal auditors to discuss any matters that the Committee or any of these groups believe should be discussed privately.

The Audit Committee held eight meetings in fiscal 2025.

Compensation and Human Capital Committee

At the end of fiscal 2025, the members of the Compensation and Human Capital Committee were George Carrara, Narayan Iyengar, Craig Leavitt (Chair), and Lesli Rotenberg. James Goldman was appointed to the Compensation and Human Capital Committee when he joined the Board in February 2026. On March 10, 2026, the Board made committee membership re-assignments according to which Narayan Iyengar was appointed to the Nominating and Corporate Governance Committee and Richard Johnson was appointed as a member of the Compensation and Human Capital Committee.

The Compensation and Human Capital Committee is responsible for evaluating and approving the Company’s overall compensation philosophy and policies and consults with management regarding the Company’s executive compensation program. The Committee makes recommendations to the Board of Directors regarding compensation arrangements for our executive officers, including annual salary, bonus and long-term incentive awards, and is responsible for reviewing and making recommendations to the Board regarding the compensation of the Company’s Directors. As part of its duties, the Committee oversees and administrates the Company’s employee benefit and incentive compensation plans and programs, including the establishment of certain applicable performance criteria and assessment of risks associated with those plans and programs. The Committee oversees the implementation and enforcement of the Company’s compensation clawback policy and it reviews and assesses the adequacy of the Company’s stock ownership and retention guidelines for senior executives.

The Committee reviews the company’s employee diversity and inclusion policies, programs and initiatives and its human resources strategies and initiatives. For over a decade, the Company has implemented specific initiatives to develop corporate policies and frameworks designed to attract, retain and engage a team with diverse backgrounds, skills, and perspectives. The Committee regularly engages with the Chief People and Experience Officer to monitor and assess our progress, and the Committee in turn reports to the Board. We believe that this system of Committee engagement and Board oversight is critical to our commitment to provide a safe, inclusive, and diverse work environment for our employees.

For additional information on the Committee’s processes, please see the “Executive Compensation” section of this proxy statement.

The Compensation and Human Capital Committee held seven meetings in fiscal 2025.

Nominating and Corporate Governance Committee

At the end of fiscal 2025, the members of the Nominating and Corporate Governance Committee were Richard Johnson, Craig Leavitt, and Lesli Rotenberg (Chair). On March 10, 2026, the Board made committee membership re-assignments according to which Richard Johnson was appointed as a member of the Compensation and Human Capital Committee and Narayan Iyengar was appointed as a member of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee assesses the skills and experience that would benefit the Board in light of the Company’s current and expected business needs and establishes criteria for membership of the Company’s Board of Directors and its committees and selects and nominates candidates for election or re-election as Directors at the Company’s Annual Meeting. Additionally, the Committee determines the composition, nature and duties of the Board committees and oversees the Board and committee self-evaluation processes.

The Committee is also responsible for reviewing and making recommendations to the Board regarding the Company’s Corporate Governance Guidelines, whistleblower policy and ethics codes. The Committee oversees and advises the Board regarding management of the Company’s strategy, initiatives, risks, opportunities and reporting on material environmental, social and governance (“ESG”) matters.

The Nominating and Corporate Governance Committee held five meetings in fiscal 2025.

Risk Oversight by the Board

It is management’s responsibility to assess and manage the various risks the Company faces. It is the Board’s responsibility to oversee management in this effort. In exercising its oversight, the Board has allocated some areas of focus to its committees and has retained areas of focus for itself, as more fully described below.

Management generally views the risks the Company faces as falling into the following categories: strategic, operational, financial, and compliance. The Board as a whole has oversight responsibility for the Company’s strategic and operational risks. Throughout the year, the Chief Executive Officer and other members of senior management discuss these risks with the Board during reviews that focus on a particular function.

The Audit Committee has oversight responsibility for financial risk (such as accounting, finance, internal controls and tax strategy). Oversight responsibility for compliance risk is shared among the Board committees. For example, the Audit Committee oversees compliance with finance and accounting laws and policies; the Compensation and Human Capital Committee oversees compliance with the Company’s executive compensation plans and related laws and policies; and the Nominating and Corporate Governance Committee oversees compliance with governance-related laws and policies, including the Company’s Corporate Governance Guidelines and ethics codes, and ESG-related risks. In addition, the Audit Committee receives regular, at least quarterly, briefings from our Chief Technology Officer and our Director of Security on cybersecurity risks and cyber risk oversight. During these meetings, the Audit Committee and management discuss these risks, risk management and mitigation activities and efforts, best practices, lessons learned from incidents at other companies, the effectiveness of our security measures, and other related matters.

Corporate Responsibility

We are a multi-generational global brand focused on a mission to “add a little more heart to life.” As part of this mission, we recognize the importance for our stakeholders to understand how we are achieving this through responsible practices that enhance our corporate strategy, business purpose and results.

Corporate responsibility is foundational to our business and incorporates environmental and social risks and opportunities that are important to our strategy and operations. Over the past year, we formalized our oversight, monitoring and reporting of environmental and social factors and published a Corporate Responsibility Report which is available on the Company’s Investor Relations website at http://ir.buildabear.com (information on our website does not constitute part of this proxy statement). Preparation of this report entailed the engagement of internal stakeholders and external advisors with our policies, practices and procedures.

Our Board oversees our corporate strategy, which includes the responsibility to monitor and advise on how environmental and social issues may impact our day-to-day operations and long-term performance. Each of our committees has responsibility over certain strategic ESG issues. The Board’s Compensation and Human Capital Committee works directly with our Senior Vice President, Chief People Officer to monitor and assess our progress on providing a safe, inclusive and diverse work environment. The Board’s Nominating and Corporate Governance Committee regularly engages our Chief Administrative Officer and General Counsel on reviewing and managing our ESG strategies, opportunities and risks. The Board’s Audit Committee receives updates from our Chief Technology Officer and Director of Security on the management and oversight of data privacy and cybersecurity risks. All of the committees report and make recommendations directly to the Board.

Build-A-Bear Workshop has a long-established commitment to creating memorable experiences at work and with our customers, and to providing quality products that appeal to our diverse consumer base. We achieve this by acting responsibly. We take seriously the trust our guests place in us to have products that are safe and adhere to product safety standards, and communication channels that inform them of any quality issue. We take care to embrace our associates with our talent development and engagement programs, our communities with our Build-A-Bear Foundation, and our consumers with our inclusive products and programming. We take responsibility of the information shared with us by employing industry standard technology and processes across our Company. We also take to heart the recognition that we are on a journey to grow and share our progress.

BOARD MEMBER INDEPENDENCE AND COMMITTEE MEMBER QUALIFICATIONS

The Board of Directors annually determines the independence of Directors based upon a review conducted by the Nominating and Corporate Governance Committee and the Board of Directors. No Director is considered independent unless he or she has no material relationship with the Company, either directly or as a partner, stockholder, family member, or officer of an organization that has a material relationship with the Company. All Directors identified as independent in this proxy statement meet the categorical standards adopted by the Board of Directors to assist it in making determinations of Director independence. On an annual basis, each Director and Named Executive Officer is obligated to complete a Director and Officer Questionnaire. Additionally, our Directors are expected to disclose any matters that may arise during the course of the year which have the potential to impair independence.

The Board has determined that, in its judgment as of the date of this proxy statement, each of the non-management Board members and nominees other than Ms. John and Mr. Hurt (including all members of the Audit, Nominating and Corporate Governance, and Compensation and Human Capital Committees) are independent Directors, as defined by our Corporate Governance Guidelines and Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual. Accordingly, George Carrara, Narayan Iyengar, Richard Johnson, Craig Leavitt, Lesli Rotenberg, and James Goldman are all independent Directors, as defined by our Corporate Governance Guidelines and Section 303A of the NYSE Listed Company Manual. In making these determinations, the Board of Directors has reviewed all transactions and relationships between each Director (or any member of his or her immediate family) and the Company, including transactions and relationships described in the Directors’ responses to Director and Officer Questionnaires regarding employment, business, family, consulting, accounting, charitable and other relationships with the Company and its management, as well as those disclosed pursuant to Item 404(a) of Regulation S-K as described in “Related Party Transactions” in this proxy statement, if any. As a result of this review, the Board concluded, as to each non-management Director, that no relationship exists which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.

The Board has determined that Ms. John, as of the effective time of her retirement as President and Chief Executive Officer of the Company, will not be an independent director and may not serve on the committees of the Board after the termination of her employment with the Company.

In addition, the Board also determined that each member of the Audit Committee (George Carrara, Narayan Iyengar, Richard Johnson, Craig Leavitt and James Goldman) is independent under the heightened Audit Committee independence requirements included in Section 303A of the NYSE Listed Company Manual and the SEC rules. Moreover, each member of the Audit Committee is financially literate, and at least two members (George Carrara and Richard Johnson) have accounting or related financial management expertise as required in Section 303A of the NYSE Listed Company Manual. Furthermore, the Board determined that George Carrara and Richard Johnson each qualifies as an “audit committee financial expert” as such term is defined under applicable SEC rules. Finally, each member of the Compensation and Human Capital Committee (George Carrara, Craig Leavitt, Lesli Rotenberg, James Goldman and Richard Johnson) is independent under the heightened Compensation Committee independence requirements included in Section 303A of the NYSE Listed Company Manual and is a “non-employee director” pursuant to SEC Rule 16b-3.

RELATED PARTY TRANSACTIONS

In addition to annually reviewing the independence of our Directors, the Company also maintains strict policies and procedures for ensuring that our Directors, executive officers and employees maintain high ethical standards and avoid conflicts of interest. Our Business Conduct Policy prohibits any direct or indirect conflicts of interest and requires any transactions which may constitute a potential conflict of interest to be reported to the Nominating and Corporate Governance Committee. Our Code of Ethics applicable to Senior Executives requires our leadership to act with honesty and integrity, and to disclose to the Nominating and Corporate Governance Committee any material transaction that reasonably could be expected to give rise to actual or apparent conflicts of interest.

Our Nominating and Corporate Governance Committee has established written procedures for the review and pre-approval of all transactions between us and any related parties, including our Directors, executive officers, nominees for Director or executive officer, 5% stockholders and immediate family members of any of the foregoing. Specifically, pursuant to our Business Conduct Policy and Code of Ethics, any Director or executive officer intending to enter into a transaction with the Company must provide the Nominating and Corporate Governance Committee with all relevant details of the transaction. The transaction will then be evaluated by the Nominating and Corporate Governance Committee to determine if the transaction is in our best interests and whether, in the Committee’s judgment, the terms of such transaction are at least as beneficial to us as the terms we could obtain in a similar transaction with an independent third party. In order to meet these standards, the Nominating and Corporate Governance Committee may conduct a competitive bidding process, secure independent consulting advice, engage in its own fact-finding, or pursue such other investigation and fact-finding initiatives as may be necessary and appropriate in the Committee’s judgment.

INSIDER TRADING POLICIES AND PROCEDURES

We have adopted insider trading policies and procedures applicable to our directors, officers, and employees, that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the listing standards of the NYSE. Our Insider Trading Policy prohibits our directors, officers and employees and related persons from trading in securities of the Company while in possession of material, non-public information.  The policy also prohibits trading in securities of another company (such as a customer, supplier, business partners, competitors or others within whom we have contractual relationships or may be negotiating transactions) when an individual is aware of material non-public information about that company. The policy requires that certain designated individuals and roles of the Company only transact in Company securities during an open window period.  Our policy also provides that it is the Company’s policy not to engage in transactions in its securities while aware of material non-public information relating to the Company or our securities. A copy of the Company’s insider trading policy has been filed as Exhibit 19.1 to the 2025 Annual Report on Form 10-K.

BOARD OF DIRECTORS COMPENSATION

The table below discloses compensation information of members of the Company’s Board of Directors for serving as members of the Company’s Board for the fiscal year ended January 31, 2026. As a member of management, Sharon John, the Company’s President and Chief Executive Officer during fiscal 2025, did not receive compensation for her services as Director in fiscal 2025. Mr. Goldman and Mr. Hurt were appointed to the Company’s Board in fiscal 2026, and, as discussed above, Ms. Clark was not paid any compensation for serving as a Director Emeritus in fiscal 2025. As a former member of management, Ms. John will not receive separate compensation for her services as a Director of the Company in fiscal 2026.

	Fees
	Earned or	Stock	All Other
	Paid in	Awards	Compensation
Name:	Cash($)(1)	($)(2)	($)(3)	Total ($)
Craig Leavitt	92,000	125,000	3,770	220,770
George Carrara	73,000	94,000	2,827	169,827
Narayan Iyengar	53,000	94,000	2,827	149,827
Lesli Rotenberg	60,000	94,000	2,827	156,827
Richard Johnson	48,000	94,000	121	142,121
Robert L. Dixon, Jr. (4)	23,000	-	2,827	25,827

(1)

Amount shown reflects annual Board, committee Chair and Non-Executive Chairman annual cash retainers. See the “Director Compensation Policies” section below for an explanation of the annual cash retainers.

(2)

The amounts appearing in the Stock Awards column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock awards granted in fiscal 2025, each of which vests in full on June 12, 2026 except for forfeited awards. Under the Company's director compensation policies, Ms. Rotenberg and Messrs. Carrara, Johnson, Iyengar, and Leavitt received annual grants of restricted stock on the date of the Company's annual meeting for service during the following year. In June 2025, Mr. Leavitt received a grant of 2,475 shares of the Company’s common stock with a grant date fair value of $125,000 and Ms. Rotenberg and Messrs. Johnson, Iyengar, and Carrara each received a grant of 1,856 shares of the Company’s common stock with a grant date fair value of $94,000. These amounts represent the aggregate number of restricted shares outstanding for each Director as of the end of fiscal 2025, January 31, 2026. See Note 12 to the Company’s Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the year ended January 31, 2026 for a discussion of the assumptions used in the valuation of awards. .

(3)

Amounts shown reflect dividends credited in fiscal 2025 with respect to restricted stock. A portion of these dividends were paid when certain shares of underlying restricted stock vested in fiscal 2025 and the remainder will be paid when additional shares of the underlying restricted stock vest in fiscal 2026.

(4)	Mr. Dixon retired from the Board of Directors and did not stand for re-election effective as of June 12, 2025.

Director Compensation Policies

The Compensation and Human Capital Committee reviews Board compensation annually based on information provided by the Committee’s independent compensation consultant Meridian Compensation Partners, LLC (“Meridian”). Currently, the Board compensation program provides for an annual cash retainer for Board membership, an annual restricted stock award and additional annual cash retainers for committee Chairs. The Non-Executive Chairman receives an additional annual cash retainer and restricted stock award for his service. Board members do not receive additional fees or compensation for attending meetings or for serving on Board committees. Meridian reviewed the Company’s independent Director compensation program compared to the programs of the peer group discussed in the “Compensation Discussion and Analysis” section of this proxy statement. Based on Meridian’s conclusion that the Company’s independent Director total compensation was at approximately the 50th percentile relative to the peer group, the annual Board retainer and the value of the annual Board restricted stock award, as well as the Non-Executive Chairman’s annual retainer and restricted stock award and the committee chair cash retainers were updated in the fourth quarter of fiscal 2025. These amounts are reflected in the table below.

Compensation Element	Amount ($)
Board Cash Retainer	$50,000
Restricted Stock Award Value(1)	90,000
Audit Committee Chair Cash Retainer	20,000
Compensation and Human Capital Committee Chair Cash Retainer	14,000
Nominating and Corporate Governance Committee Chair Cash Retainer	12,000
Additional Non-Executive Chairman Cash Retainer	25,000
Additional Non-Executive Chairman Restricted Stock Award Value(1)	30,000
(1)

The number of shares of restricted stock awarded is determined on the grant date and is prorated in the case of a Director who joins the Board during the year. Grants are made on the date of each Annual Meeting of stockholders and vest one year later, subject to continued service on the Board. Recipients have the right to vote all unvested shares. Dividends declared with respect to unvested shares become payable only if, and to the extent, such shares vest.

Non-management Directors are required to own shares of the Company’s common stock having a value equal to five times the annual cash retainer for Board membership. See “Executive Compensation—Compensation Discussion and Analysis—Stock Ownership Guidelines” for additional information. Under our Corporate Governance Guidelines, no Director may stand for election or re-election after reaching the age of 73.

We reimburse our Directors for reasonable out-of-pocket expenses incurred in connection with attendance and participation in Board and committee meetings. We also reimburse our Directors for expenses incurred in the attendance of director continuing education conferences.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The following Compensation Discussion and Analysis (“CD&A”) describes our overall compensation philosophy and the primary components of our executive compensation program. Furthermore, the CD&A explains the process by which the Compensation and Human Capital Committee determined the compensation for the following Named Executive Officers (“NEOs”) for fiscal 2025:

•	Sharon John – President and Chief Executive Officer
•	J. Christopher Hurt – Chief Operations Officer
•	Voin Todorovic – Chief Financial Officer
•	David Henderson – Chief Revenue Officer
•	Yevgeny Fundler — Chief Legal Officer and Secretary*
•	Eric Fencl – Former Chief Administrative Officer, General Counsel and Secretary**

* Mr. Fundler was appointed Chief Legal Officer and Secretary effective August 4, 2025.

**Mr. Fencl retired from the role of Chief Administrative Officer, General Counsel and Secretary on August 4, 2025. He remained a non-executive employee with the Company through December 12, 2025.

The fundamental objectives of our executive compensation program are to attract and retain highly qualified executive officers, to motivate these executive officers to materially contribute to our long-term business success, and to align the interests of our executive officers and stockholders by rewarding our executives for individual and corporate performance based on targets established by the Compensation and Human Capital Committee of the Board (the “Committee”).

We believe that achievement of these compensation program objectives enhances long-term stockholder value. When designing compensation packages to reflect these objectives, the Committee is guided by the following four principles:

•

Alignment with stockholder interests: Compensation should be tied, in part, to our stock performance through the granting of equity awards to align the interests of executive officers with those of our stockholders.

•	Recognition for business performance: Compensation should correlate in large part with our overall financial results so that the Company pays for performance.
•	Accountability for individual performance: Compensation should partially depend on the individual executive’s performance, in order to motivate and acknowledge the key contributors to our success.
•	Competition: Compensation should generally reflect the competitive marketplace and be consistent with that of other well-managed companies in our peer group and the broader retail industry sector.

In implementing this compensation philosophy, the Committee takes into account the compensation amounts from the previous years for each of the NEOs and internal compensation equity among the NEOs, considering factors such as scope of responsibility and performance. Historically, the Committee has strived to structure compensation packages so that total target compensation, including performance-based compensation, will be near the median of the Company’s peer group. Because a significant weighting of total target compensation is on variable pay, realized compensation may vary significantly depending on whether or not the Company meets its financial targets.

2025 Compensation Determination Process

Each year the Committee engages in a review of our executive compensation with the goal of ensuring the appropriate combination of fixed and variable compensation linked to individual and corporate performance.

Role of the Committee and Board of Directors

The Committee charter provides the Committee with the option of either determining the Chief Executive Officer’s compensation or recommending such compensation to the other independent members of the Board for determination. The Committee has historically chosen to consult with the other independent members of the Board of Directors on the Chief Executive Officer’s compensation, because the Committee believes that the Chief Executive’s performance and compensation are so critical to the success of the Company that Board involvement in such matters is appropriate. The Committee also determines the compensation and review process for all executive officers other than the Chief Executive Officer. Because the Committee charter specifically delegates this responsibility to the Committee, it only involves the full Board in an advisory capacity with respect to the compensation decision-making process for the other NEOs.

Role of Committee Consultants

For 2025, the Committee retained Meridian as its independent consultant on executive and Director compensation. Meridian’s engagement is to act as the Committee’s independent advisor on executive and Director compensation and in this role, Meridian assisted the Committee in the determination of the peer group, the compensation benchmarking process, and the review and establishment of compensation policies and programs for NEOs.

The Committee did not direct Meridian to perform its services in any particular manner or under any particular method, and all decisions with respect to the NEOs’ compensation are made by the Committee. The Committee has the final authority to retain and terminate the compensation consultant and evaluates the consultant annually. The Company has no relationship with Meridian (other than the relationship undertaken by the Committee) and, after consideration of NYSE listing standards pertaining to the independence of compensation consultants, the Committee determined that Meridian is independent. Meridian does not provide any additional services to the Company.

Role of Management

Also, in the course of its review, the Committee considered the advice and input of the Company’s management. Specifically, the Committee leverages the Company’s management, human resources department and legal department to assist the Committee in the timely and cost-effective fulfillment of its duties. The Committee solicits input from the Chief Executive Officer and human resources department regarding compensation policies and levels. The legal department assists the Committee in the documentation of compensation decisions. In addition, the Build-A-Bear Workshop, Inc. Amended and Restated 2020 Omnibus Incentive Plan (the “2020 Omnibus Incentive Plan”) provides that the Chief Executive Officer and Chief Financial Officer have the limited authority to grant equity awards to Company employees other than executive officers. The Committee does not permit members of the Company’s management to materially participate in the determination of their particular compensation, nor does the Committee permit members of management, including the Chief Executive Officer, to be present for those portions of Committee meetings during which the particular member of the management team’s performance and compensation are reviewed and determined.

Stockholder Engagement and Response to Stockholder Advisory Vote on Executive Compensation

At the 2025 Annual Meeting, approximately 87% of the total votes cast, excluding abstentions, were voted in favor of the Company's say-on-pay proposal. Although a substantial majority of the Company’s stockholders supported the executive compensation program, the Company values its relationship with its stockholders and has consistently demonstrated its commitment to transparency and responsiveness to stockholder perspectives. As a result, the Company’s Non-Executive Chairman continued to have discussions with stockholders regarding a wide range of topics, including strategic priorities, corporate governance, and executive compensation.

Over the past few years, the Committee and management have found these discussions to be very helpful in their ongoing evaluation of the Company’s executive compensation programs and intend to continue to obtain this feedback in the future. No consistent criticism of the Company’s executive compensation program arose during these conversations. After considering these discussions, and in light of the strong stockholder approval of our executive compensation program in 2025, the Committee determined that the Company’s executive compensation philosophy, compensation objectives, and compensation elements continued to be appropriate and did not make any specific changes to the Company’s executive compensation program in response to the 2025 say-on-pay vote.

Overview of Key 2025 Compensation Decisions and Results

For 2025, our NEOs’ annual total direct compensation consisted of a mix of base salary, annual cash bonuses, and long-term incentive awards consisting of performance-based restricted stock and time-based restricted stock.

In April 2025, the Committee approved adjustments to our NEOs’ compensation programs as highlighted below:

•

Increased base salaries for each of the NEOs (except for Mr. Fundler, who joined us in August 2025) by 3.5%. Mr. Fencl’s base salary was reduced to $300,750 on August 5, 2025 following his transition to a non-executive role through December 12, 2025.

•

Approved the Company’s 2025 Bonus Plan, including consolidated total revenue goals, consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) goals, and target bonus levels for NEOs.

•

The Committee approved a grant of annual long-term incentive awards consisting of three-year performance-based restricted stock and time-based restricted stock for NEOs (except for Mr. Fundler, who joined us in August 2025). The awards for the Chief Executive Officer were split between performance-based restricted stock (70% weighting) and time-based restricted stock (30% weighting). The awards for the other NEOs were split evenly between performance-based restricted stock and time-based restricted stock. The performance metric for the long-term incentive awards was CAGR of total revenues for the 2025-2027 performance period, subject to certain EBITDA qualifiers.

•	For our CEO, 61% of her total target compensation was performance-based compensation in the form of target cash bonus and performance-based restricted stock.

In addition to the key decisions approved by the Committee for 2025, the Company’s executive compensation program continues to feature the following best practices and requirements:

✓	Stock ownership guidelines for executives and Directors;
✓	Incentive compensation recoupment, or “clawback”, provisions applicable to incentive-based compensation;
✓	Payout caps on short- and long-term incentives;
✓	Insider trading policy, including anti-pledging and anti-hedging provisions for executives and Directors;
✓	No tax gross-up provisions on any compensation or severance events;
✓	No cash severance above 2x base salary plus target bonus;
✓	““Double trigger” of long-term incentive compensation vesting due to change of control generally only if change of control results in termination of employment;
✓	No dividends paid on unearned long-term incentive compensation;
✓	No executive perquisite benefits, beyond Company-paid long-term disability insurance; and
✓	Use of an independent compensation consultant by the Committee.

In April 2026, the Committee reviewed the Company’s performance against pre-established goals in the 2025 Bonus Plan and the 2023-2025 long-term incentive program, noted that the Company had achieved five consecutive years of record results, and determined that the NEOs earned 2025 Bonus Plan awards at 99.9% of target and 2023-2025 long-term incentive program awards at 19.5% of target.

Compensation Risk Assessment

During fiscal 2025, the Company undertook a comprehensive review of its material compensation plans and programs for all employees. In conducting this assessment, the Company inventoried its material plans and programs and presented a summary of its findings to the Compensation and Human Capital Committee, which determined that none of its compensation plans and programs is reasonably likely to have a material adverse effect on the Company or promote undue risk taking.

Compensation Market Data and Benchmarking

In September 2024, the Committee’s compensation consultant reviewed the Company’s compensation peer group and developed recommendations for the February 2025 market study. The peer group review considered the following characteristics:

•	industry;

•	revenues;
•	net income;
•	market value;
•	number of employees; and
•	number of stores.

As a result of the review, the Committee approved the use of the following 13 peer companies for the February 2025 market study:

American Outdoor Brands, Inc.	Kirkland’s, Inc.	Vera Bradley Inc.
Citi Trends Inc.	The Marcus Corporation	Vince Holding Corp.
Duluth Holdings Inc.	Oxford Industries, Inc.	Weyco Group, Inc.
Funko, Inc.	Shake Shack Inc.
J.Jill, Inc.	Tilly’s, Inc.

During its review in September, the Committee removed Delta Apparel, Inc. (due to bankruptcy) and Blue Apron Holdings, Inc. (due to its acquisition by Wonder Group) from the peer group.

The Company competes with much larger companies for executive talent, but the Committee believes that the 2025 peer group is appropriate in most instances for compensation benchmarking purposes. In addition to the peer group information, Meridian also summarized market data for the Company’s ISS peer group and provided size-adjusted, retail survey market data from Equilar, Inc.

In February 2025, the Committee reviewed a report from Meridian comparing each element of total direct compensation for the Company’s NEOs against market data. The Committee observed that our total target direct compensation levels for 2024 were within a reasonable range of the market 50th percentile for our executive team, which we strive to meet. In addition, the Committee noted that our NEOs’ total compensation was more heavily weighted to long-term incentives than NEOs in the peer group. Furthermore, 70% of our CEO’s target long-term incentive compensation (50% for our other NEOs) is performance-based, subject to the achievement of challenging pre-established performance goals. While market data is an important measuring tool, it is only one of four principal considerations under the Company’s compensation philosophy outlined above. We continue to emphasize performance-based pay.

2025 Base Salary

Base salary provides fixed compensation to an individual that reflects his or her job responsibilities, experience, value to the Company, and demonstrated performance. Minimum salaries for the NEOs are established in their employment agreements. These minimum salaries and the amount of any increase over minimums are determined by the Committee based on its subjective evaluation of a variety of factors, including:

•	the nature and responsibility of the position;
•	the impact, contribution, expertise and experience of the individual executive;
•	competitive market information regarding salaries;
•	the importance of retaining the individual along with the competitiveness of the market for the individual executive’s talent and services; and
•	the recommendations of the Chief Executive Officer (except in the case of her own compensation).

Typically, the Committee considers these factors during an annual review in April. In April 2025, the Committee considered base salary increases for the NEOs. The Committee undertook an annual performance review of each of the NEOs. Those NEOs each prepared a self-evaluation. The Chief Executive Officer completed evaluations of the NEOs other than herself and discussed those evaluations with, and received input from, the Committee. The Chief Executive Officer was primarily responsible for providing feedback to the other NEOs regarding their performance. In the case of the Chief Executive Officer, the Non-Executive Chairman presented the Committee and the Board’s feedback to the Chief Executive Officer on her self-evaluation.

Following completion of the reviews of each individual’s 2023 performance, and with particular weighting on the Company’s 2024 financial results, the Committee approved base salary increases for each of the NEOs (except for Mr. Fundler) for 2025 as shown in the table below.

	2024 Base	2025 Base	Percent
Name	Salary	Salary	Increase
Sharon John	$787,700	$815,300	3.5%
J. Christopher Hurt	479,600	496,400	3.5%
Voin Todorovic	479,500	496,300	3.5%
Eric Fencl*	387,400	401,000	3.5%
David Henderson	475,000	484,500	2.0%

*Mr. Fencl’s base salary was reduced to $300,750 on August 5, 2025 following his transition to a non-executive role through December 12, 2025.

2025 Bonus Plan

The Committee approved a cash bonus plan in 2025 (the “2025 Bonus Plan”) for the NEOs, granting potential cash bonuses only if the Company achieved certain financial performance levels and strategic and operating goals. Thus, consistent with all four elements of its compensation philosophy, the Committee aligned the NEOs’ 2025 cash bonuses completely with the interests of our stockholders.

On April 15, 2025, the Committee established the fiscal 2025 performance objectives for the range of bonuses to be paid to the Company’s NEOs and the target bonus awards (except for Mr. Fundler, who joined us in August 2025) expressed as a percentage of eligible base salary (“Base Bonus Payout”). The 2025 base bonus calculation for each NEO was determined by multiplying the Base Bonus Payout by the officer’s eligible base salary according to the following schedule (“Base Bonus Calculation”):

Base Bonus
Name	Payout
Sharon John	115%
J. Christopher Hurt	65%
Voin Todorovic	65%
Eric Fencl	65%
David Henderson	65%

When Mr. Fundler was appointed Chief Legal Officer and Secretary, effective August 4, 2025, his 2025 Base Bonus Payout was set at 50% and his eligible base salary for the 2025 Bonus Plan calculation was determined to be his $350,000 annual salary rate, prorated for the portion of the fiscal year in which he served as an executive.

The Committee established specific revenue and profitability targets. If the Company achieved at least the threshold consolidated total revenues, NEOs would earn 25% (the “Revenue Percentage of Base Bonus Calculation”) of the Base Bonus Calculation. Consolidated total revenues results that fell between any of the achievement levels set forth in the 2025 Bonus Plan would have been interpolated between the applicable achievement levels, in the sole discretion of the Committee. This discretion included the ability to increase or reduce the otherwise applicable Percentage of Base Bonus Calculation for each achievement level. The total amount earned cannot exceed 200% of a NEO’s Base Bonus Calculation.

The cash bonus, if any, to be paid to each respective NEO was calculated based on the consolidated total revenues goals is set forth in the table below.

		Revenue
		Percentage of
	2025 Consolidated	Base Bonus
Achievement Level	Total Revenues	Calculation
Threshold	$496,000,000	25%
Target	525,000,000	100%
Maximum	540,000,000	200%

Notwithstanding the foregoing, however, the Revenue Percentage of Base Bonus Calculation shall be limited as follows:

If the Consolidated EBITDA Percentage is between:*	the Revenue Percentage of Base Bonus Calculation shall be no greater than:
0.0%-14.4%	0%
14.5%-15.0%	50.0%
15.1%-15.5%	99.9%
15.6%-16.2%	130.0%
16.3%-above	No additional limitation

*Percentages to be rounded to the nearest tenth.

In fiscal 2025, the Company produced consolidated total revenues of $529.8 mil and consolidated EBITDA of $81.3 mil, resulting in a 2025 Bonus Plan payout of 100% of the Base Bonus Payout, which is reflected in the amounts reported in the Summary Compensation Table

2025 Long-Term Incentive Program

The objective of the Company’s long-term incentive program is to provide a long-term retention incentive for the NEOs and to align their interests directly with those of our stockholders by way of stock ownership and payouts based on the Company’s financial performance.

In February and March 2025, the Committee reviewed a report of updated market data and industry compensation trends developed by Meridian. The Committee also reviewed the Company’s recent financial and share price performance and the availability of shares to grant under our 2020 Omnibus Incentive Plan.

In June 2025, utilizing this market data and other information, the Committee determined the market value of the proposed total long-term incentive program awards (“LTI Market Value”) for each NEO (except for Mr. Fundler, who joined us in August 2025) and determined the value of the proposed grants of annual long-term incentive awards consisting of three-year performance-based awards and time-based restricted stock for NEOs. The proposed awards for the Chief Executive Officer were split between performance-based restricted stock (70% weighting) and time-based restricted stock (30% weighting). The proposed awards for the other NEOs were split evenly between performance-based restricted stock and time-based restricted stock. The performance-based restricted stock awards will be earned if pre-established revenue goals are attained in fiscal 2025-2027. The Company structured the 2025 long-term incentive awards in the form of restricted stock as a reward and retention mechanism. The design and mix of time- and performance-based awards were structured to maintain a strong emphasis on performance and to align with peer practices. Although long-term incentive program award amounts historically have been approved in April, the Committee postponed approval of the awards in fiscal 2025 until June due to economic uncertainty relating to tariffs.

In June 2025, the Committee approved the following 2025 long-term incentive awards to the NEOs:

		Target Number
		of Shares of
	Number of	Three-Year
	Shares of Time-	Performance-
	Based	Based Restricted
Name	Restricted Stock	Stock
Sharon John	9,897	23,090
J. Christopher Hurt	4,698	4,697
Voin Todorovic	4,698	4,697
Eric Fencl*	4,698	4,697
David Henderson	4,698	4,697

*On December 12, 2025, 5,011 of unvested performance-based restricted stock awards and 10,792 of unvested time-based restricted stock awards were forfeited by Mr. Fencl upon his retirement from the Company. Only 1,353 of unvested performance-based restricted stock awards issued in 2025 remained outstanding following Mr. Fencl’s retirement. When Mr. Fundler was appointed Chief Legal Officer and Secretary, effective August 4, 2025, the Committee approved the following 2025 long-term incentive awards:

Target Number
of Shares of
	Number of	Three-Year
	Shares of Time-	Performance-
	Based	Based Restricted
Name	Restricted Stock	Stock
Yevgeny Fundler	1,698	1,699

The target number of shares of three-year performance-based restricted stock awarded to the Chief Executive Officer was derived by dividing 70% of the Chief Executive Officer’s LTI Market Value by the closing sale price of the Company’s common stock on the NYSE on April 15, 2025 and rounding the resulting number to the closest whole number. The target number of shares of three-year performance-based restricted stock awarded to the other NEOs (except for Mr. Fundler) was derived by dividing 50% of his LTI Market Value by the closing sale price of the Company’s common stock on the NYSE on April 15, 2025 and rounding the resulting number to the closest whole number.

When Mr. Fundler was appointed Chief Legal Officer and Secretary, effective August 4, 2025, the Committee determined the LTI Market Value for his position and approved a grant of an annual long-term incentive award consisting of three-year performance-based awards and time-based restricted stock, each prorated for the portion of the fiscal year in which he served as an executive. The target number of shares of three-year performance-based restricted stock awarded to Mr. Fundler was derived by dividing 50% of his prorated LTI Market Value by the closing sale price of the Company’s common stock on the NYSE on August 1, 2025 and rounding the resulting number to the closest whole number.

The number of three-year performance-based restricted stock shares, if any, that will be earned by the NEOs will be calculated by multiplying the Target Number of Shares of Three-Year Performance-Based Restricted Stock noted in the tables above by the Total Earned Percentage (defined below) based on the Company’s achievement of profitability and revenue goals for fiscal 2025, fiscal 2026 and fiscal 2027. The three-year performance-based restricted stock that is earned, if any, will vest on April 30, 2028.

The Committee established specific CAGR of Total Revenues objectives for fiscal 2025-2027. The Total Earned Percentage (“Total Earned Percentage”) of the performance-based stock awards will be determined the Company’s achievement level over the three-year period.

Consolidated financial results that fall between any of the established achievement levels will be interpolated between the applicable achievement levels.

Fiscal 2025-2027 Percentage of Target Number of Performance-Based Restricted Shares Earned

Percentage
of Target Number of
Shares of Three-
Year Performance-
Based Restricted
Applicable Achievement Level	Stock
Below Threshold	0%
Threshold	25%
Target	100%
Maximum	200%

The number of shares of time-based restricted stock awarded to each NEO (except for Mr. Fundler) was derived by dividing 30% of the Chief Executive Officer’s LTI Market Value or, for the other NEOs, 50% of his LTI Market Value by the closing sale price of the Company’s common stock on the NYSE on April 15, 2025 and rounding the resulting number to the closest whole number that is divisible by three. The number of shares of time-based restricted stock awarded to Mr. Fundler was derived by dividing 50% of his prorated LTI Market Value by the closing sale price of the Company’s common stock on the NYSE on August 1, 2025 and rounding the resulting number to the closest whole number that is divisible by three. The time-based restricted stock vests as follows: one-third on April 30, 2026, one third on April 30, 2027, and one-third on April 30, 2028, except that the first one-third for Mr. Fundler vests on August 4, 2026, not April 30, 2026.

Payout of Fiscal 2023-2025 Performance-Based Restricted Stock

In April 2023, the Committee approved long-term incentive awards to all NEOs (except Messrs. Henderson and Fundler), consisting of both time- and performance-based restricted stock. The following 2023 three-year performance-based awards were as follows:

Target Number
of Shares of
Three-Year
Performance-
Based Restricted
Name	Stock
Sharon John	38,182
J. Christopher Hurt	6,061
Voin Todorovic	6,061
Eric Fencl	5,556

The number of shares of the 2023 three-year performance-based restricted stock that would have been earned by the NEOs, if any, was calculated by multiplying the target shares awarded as set forth above by the total earned percentage of the target shares. The total earned percentage was determined by adding the percent of the target number of shares earned for each of the performance objectives approved for the plan (based on the Company’s achievement level of each performance-objective over the three-year period), multiplied by the weighting assigned to each objective.

In April 2026, the Committee determined that the NEOs (except for Messrs. Henderson and Fundler) earned 19.5% of the Target Number of Shares of Three-Year Performance-Based Restricted Stock as set forth below based on the following performance outcomes:

Metric	Weighting	Threshold	Target	Maximum	Actual Result	Payout
2023-2025 Pre-Tax Income
(CAGR)	65%	7%	14%	20%	2.8%	0%
2023-2025 Total Revenue
CAGR	35%	3%	6%	10%	4.2%	56%

Accordingly, Ms. John earned 7,446 shares of 2023-2025 three-year performance-based restricted stock that vested on April 30, 2026. Messrs. Hurt, Todorovic and Fencl earned 1,182, 1,182 and zero shares of 2023-2025 three-year performance-based restricted stock, respectively, that vested in full on April 30, 2026.

Retirement and Other Post-Termination Benefits

We have entered into employment agreements with our NEOs that provide for a continuation of certain post-employment benefits, to the extent permitted under the applicable employment benefit plan(s). Such benefits plans are the same for all employees (except for the long-term disability insurance for which the Company pays 100% of the premiums for senior level employees, including the NEOs). The Employment Agreements for the NEOs also provide for certain payments to be made to the NEOs if their employment is terminated under certain circumstances, including a change in control of the Company.

Recoupment Provisions Applicable to Performance-Based Awards

In November 2023, the Committee and Board of Directors approved the Build-A-Bear Workshop, Inc. Clawback Policy, as required under Rule 10D-1 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the NYSE listing standards. The policy provides for the mandatory recoupment of erroneously awarded incentive-based compensation in the event of certain accounting restatements and applies to both current and former executive officers, including the NEOs.

Policy on Hedging and Pledging of Common Stock

The Company’s Insider Trading Policy prohibits the Company’s Directors, officers and other employees, and their families, from purchasing any financial instrument that is designed or intended to hedge or offset any change in the market value of the Company’s stock. Specifically, Directors, officers, employees and their family members may not sell Company securities that are not then owned (“short sales”) and may not engage in transactions in publicly traded options of Company securities, such as puts, calls and other derivative securities. In addition, the Company’s Directors, officers and other specified employees are prohibited from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan.

Stock Ownership Guidelines

Our Corporate Governance Guidelines require each non-management Director to own shares of the Company’s common stock having a value equal to five times the annual cash retainer for Board membership within three years of election or appointment to the Board. A Director who does not meet the minimum holding requirement may not sell any shares of Company stock until he or she reaches the required holding. Thereafter, a Director may sell shares of Company stock provided his or her stock ownership immediately following such sale meets or exceeds the applicable minimum holding requirement.

The Committee also maintains stock ownership guidelines for executive officers, including the NEOs. The guidelines require executives to maintain a minimum level of stock ownership in Company stock.

The current ownership guidelines for our non-management Directors and our executive officers, including the NEOs, are set forth in the table below.

Position	Stock Ownership Requirements
Non-Management Directors	Five times (5X) annual cash Board retainer
Chief Executive Officer	Five times (5X) base salary
All Other Executive Officers, including the NEOs	One time (1X) base salary

The Directors and executive officers have three years from their respective election, appointment or hire dates to reach the applicable minimum holding requirement and, thereafter, may not sell shares if such sale would cause the individual’s holdings to fall below the applicable minimum holding requirement. The withholding of shares to satisfy income tax withholding associated with a stock option exercise or restricted stock vesting or to pay the exercise price in connection with a stock option exercise is not considered a sale of Company stock for the purposes of these guidelines. Shares earned outright or beneficially in certain trusts by a Director or NEO or an immediate family member sharing a household with the Director or NEO, and restricted shares subject to time-based vesting only are counted toward the minimum holding requirement. Unearned performance-based restricted stock awards are not counted toward the minimum holding requirement.

During fiscal 2025, each of the Directors and NEOs were in compliance with the stock ownership guidelines. On an annual basis, the Committee will continue to monitor stock ownership guidelines and levels for the NEOs and the Nominating and Corporate Governance Committee will monitor stock ownership guidelines and levels for the Directors.

Equity Grant Timing

The Company has not granted stock options to any grantees since 2018; however, it is our policy not to time any grants of equity awards in relation to the release of material non-public information.

Accounting Considerations

The Committee has taken certain accounting rules and consequences into consideration when determining the type of equity awards that executive officers should receive as part of the Company’s long-term incentive plan component of compensation packages. The vesting of a portion of restricted stock grants made to the Company’s executive officers and employees and the associated Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) expense recognition is tied to the passage of time rather than conditioned upon fulfillment of certain performance targets.

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT

The Company’s Compensation and Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and, based on this review and discussion, the Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation and Human Capital Committee of the Board of Directors:

Craig Leavitt, Chairman
George Carrara
Narayan Iyengar
Lesli Rotenberg
James Goldman
Richard Johnson

The Compensation and Human Capital Committee Report and the Report of the Audit Committee below will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or portions thereof into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During all of fiscal 2025, the Compensation and Human Capital Committee was comprised of Craig Leavitt (Chair), George Carrara, Narayan Iyengar and Lesli Rotenberg. James Goldman and Richard Johnson were nominated to the Compensation and Human Capital Committee in fiscal 2026. None of the members of the Compensation and Human Capital Committee during fiscal 2025 were employees or current or former officers of the Company, nor had any relationship with the Company required to be disclosed as transactions with related persons pursuant to Item 404(a) of Regulation S-K. No executive officer of the Company served on the compensation committee or Board of any company that employed any member of the Company’s Compensation and Human Capital Committee or Board of Directors.

FISCAL 2025 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the annual and long-term compensation for all services rendered in all capacities to the Company for the fiscal years ended January 31, 2026, February 1, 2025 and February 3, 2024 for (i) our principal executive officer (Ms. John), (ii) our principal financial officer (Mr. Todorovic), (iii) our three other most highly compensated executive officers for the fiscal year ended January 31, 2026 (Messrs. Hurt, Henderson and Fundler), and (iv) an additional individual who would have been a named executive officer but for the fact that they were not serving as an executive officer at January 31, 2026 (Mr. Fencl). We refer to these individuals collectively herein as our “named executive officers” or “NEOs.”

Name and Principal		Salary	Bonus		Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Position	Year	($)	($)		($)(3)	($)(4)	($)(5)	($)

Sharon John	2025	807,869	-		1,580,077	968,536	39, 753	3,396,235
President and Chief	2024	811,312	-		1,350,003	670,544	44,404	2,876,263
Executive Officer	2023	764,800	-		1,350,038	1,331,547	170,695	3,617,080

J. Christopher Hurt	2025	491,877	-		450,021	333,308	25,074	1,300,280
Chief Operations Officer	2024	493,829	-		349,993	204,128	26,221	1,074,171
	2023	460,781	-		300,044	438,970	84,002	1,283,797

Voin Todorovic	2025	491,777	-		450,021	333,241	26,940	1,301,978
Chief Financial Officer	2024	493,814	-		349,993	204,085	26,216	1,074,108
	2023	455,161	-		300,044	438,940	84,000	1,278,145

David Henderson(1)	2025	481,942	-		450,021	325,318	19,467	1,276,747
Chief Revenue Officer	2024	173,919	25,000	(2)	132,722	203,656	13,119	548,416

Yevgeny Fundler(6)	2025	168,269	-		172,975	116,213	1,182	458,639
Chief Legal Officer and Secretary

Former Executive Officer

Eric Fencl(7)	2025	345,286	-	-	-	14,770	360,056
Former Chief Administrative Officer, General Counsel	2024	398,960		349,993	164,887	25,541	939,381
and Secretary	2023	372,216	-	275,022	387,256	79,155	1,113,649

(1)	Mr. Henderson’s employment with the Company commenced September 16, 2024.
(2)	Represents a signing bonus paid to Mr. Henderson in connection with the commencement of his employment with the Company.

(3)

The amounts appearing in the Stock Awards column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock awards granted in fiscal 2025, fiscal 2024, and fiscal 2023. In fiscal 2025, fiscal 2024 and 2023, the grants consisted of both time-based restricted stock and performance-based restricted stock. Recipients of time-based restricted stock have the right to vote all unvested shares and accrue dividends with respect to such shares from the date of grant, provided that the dividends are paid upon vesting. Time-based restricted stock granted in fiscal 2025, fiscal 2024 and fiscal 2023 vests at the rate of one-third per year over three years, beginning on April 30 of the year following the year of grant. With respect to the performance-based restricted stock, each NEO does not have dividend or voting rights unless and until applicable performance criteria is satisfied and the awards vest. The fiscal 2025 performance-based restricted stock award will be earned based on cumulative profitability and cumulative revenue objectives for fiscal 2025, 2026 and 2027 as discussed in the “Compensation Discussion and Analysis,” and if earned, will vest on April 30, 2028. The reported grant date fair value of all performance-based awards is based on assumed results at the target achievement level per the instructions to Item 402(c) of Regulation S-K. See Note 12 to the Company’s Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the year ended January 31, 2026 for a discussion of the assumptions used in the valuation of awards. The grant date fair value of the performance-based restricted stock awards granted in 2025 assuming that the maximum level of performance conditions is achieved were as follows: Ms. John—$2,212,000; Mr. Hurt—$450,000; Mr. Todorovic—$450,000; Mr. Fencl—$130,000; and Mr. Henderson—$450,000.

(4)

The amounts appearing in the Non-Equity Incentive Plan Compensation column for 2025 for each NEO represent the 2025 Bonus Plan payout based on the Company’s achievement of pre-established performance targets as discussed in the “Compensation Discussion and Analysis.”

(5)

“All Other Compensation” includes the Company’s contribution to the 401(k) plan and payment by the Company of long-term disability and life insurance premiums for the benefit of the NEOs. For fiscal 2025, Company contributions to our 401(k) plan were as follows: Ms. John—$14,000; Mr. Hurt—$14,000; Mr. Todorovic—$14,000; and Mr. Fencl—$12,580. For fiscal 2025, Company-paid premiums for long-term disability insurance were as follows: Ms. John—$1,615; Mr. Hurt—$709; Mr. Todorovic—$2,114; Mr. Fencl—$2,029; and Mr. Henderson—$709. For fiscal 2025, Company-paid premiums for life insurance were as follows: Ms. John—$360; Mr. Hurt—$233; Mr. Todorovic—$693; Mr. Fencl—$161; and Mr. Henderson—$230. For fiscal 2025, dividends credited with respect to restricted stock were as follows: Ms. John—$23,778; Mr. Hurt—$10,132; Mr. Todorovic—$10,132; Mr. Fencl—$0, Mr. Fundler—$747 and Mr. Henderson—$4,528. A portion of these dividends were paid when some of the underlying restricted stock vested in fiscal 2025, and the remainder will be paid when additional shares of the underlying restricted stock vest in fiscal 2026, fiscal 2027 and fiscal 2028. In fiscal 2024, Mr. Henderson received relocation assistance of $12,000.

(6)	Mr. Fundler’s employment with the Company commenced August 4, 2025.
(7)	Mr. Fencl’s employment as an executive officer of the Company terminated on August 4, 2025, and his employment with the Company terminated on December 12, 2025. .

FISCAL 2025 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to plan-based awards granted to each of our Named Executive Officers during the fiscal year ended January 31, 2026. All awards were granted pursuant to the Company’s 2020 Omnibus Incentive Plan, as it has been amended and restated.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	of Stock
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	Awards

Sharon John	6/3/25 (1)	$242,158	968,633	1,937,265
	6/3/25 (2)				5,773	23,090	46,180		1,106,011
	6/3/25 (3)							9,897	474,066

J. Christopher Hurt	6/3/25 (1)	83,318	333,341	666,682
	6/3/25 (2)				1,174	4,697	9,394		224,986
	6/3/25 (3)							4,698	225,034

Voin Todorovic	6/3/25 (1)	83,318	333,274	666,548
	6/3/25 (2)				1,174	4,697	9,394		224,986
	6/3/25 (3)							4,698	225,034

David Henderson	6/3/25 (1)	81,338	325,350	650,700
	6/3/25 (2)				1,174	4,697	9,394		224,986
	6/3/25 (3)							4,698	225,034

Yevgeny Fundler	8/4/25 (1)	29,056	116,224	232,448
	8/4/25 (2)				425	1,699	3,398		94,651
	8/4/25 (3)							1,698	94,596

Eric Fencl	6/3/25 (1)	-	-	-
	6/3/25 (2)				338	1,353	2,706		64,809
	6/3/25 (3)

(1)

The amounts disclosed represent the range of possible cash payouts for fiscal 2025 awards under the 2025 Bonus Plan. This chart reflects the threshold, target and maximum bonus amounts payable under the 2025 Bonus Plan if pre-established financial targets would have been met. The amounts listed above were calculated based on the threshold, target, and maximum percentages as a percentage of the NEO’s 2025 base salary. Payout under the 2025 Bonus Plan and the calculation of earned awards based on fiscal 2025 achievement levels are discussed in detail in the “Compensation Discussion and Analysis” section of this proxy statement.

(2)

These restricted stock awards are performance-based, and shares earned, if any, will vest on April 30, 2028 to the extent the Company achieves pre-established cumulative EBITDA and cumulative total revenues objectives for 2025, 2026 and 2027, as discussed in the “Compensation Discussion and Analysis” section. The NEOs do not have the right to vote or receive dividends with respect to any shares of performance-based restricted stock unless and until the shares are earned. After the shares are earned but before they vest, any dividends paid with respect to such shares are subject to the same vesting requirements as the earned shares. The fair market value of the restricted stock on the date of grant for Ms. John and Messrs. Hurt, Todorovic, Henderson and Fencl was $47.90 per share and for Mr. Fundler was $55.71 per share. The grant date fair value is computed in accordance with FASB ASC Topic 718 and is based on the target number of shares of performance-based restricted stock.

(3)

These restricted stock awards are subject to time-based vesting only and will vest in equal installments over three years beginning on June 3, 2026. The NEOs have the right to vote and receive dividends as to all unvested shares of time-based restricted stock, provided however, any dividends paid with respect to such shares are subject to the same vesting requirements as the restricted shares. The fair market value of the restricted stock on the date of grant for Ms. John and Messrs. Hurt, Todorovic, Henderson and Fencl was $47.90 per share and for Mr. Fundler was $55.71 per share. The grant date fair value is computed in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT 2025 FISCAL YEAR-END

As of the fiscal year end on January 31, 2026, there were no outstanding stock options. The following table discloses information regarding outstanding awards issued under the Company’s 2020 Omnibus Incentive Plan, as it has been amended and restated, as of January 31, 2026.

	Stock Awards
	Number of Shares of Stock That Have Not		Market Value of Shares of Stock That Have Not		Equity Incentive Plan Awards: Number of Unearned Shares That Have Not		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares of Stock That Have Not
	Vested		Vested		Vested		Vested
Name	(#)		($)		(#)		($)

Sharon John	7,446	(2)	444,377	(2)
					34,364	(5)	2,050,844	(5)
					46,180	(6)	2,756,022	(6)
	25,170	(3)	1,502,146	(4)
J. Christopher Hurt	1,182	(2)	70,542	(2)
					6,364	(5)	379,804	(5)
					9,394	(6)	560,634	(6)
	10,960	(3)	654,073	(4)
Voin Todorovic	1,182	(2)	70,542	(2)
					6,364	(5)	379,804	(5)
					9,394	(6)	560,634	(6)
	10,960	(3)	654,073	(4)
David Henderson(1)	6,140	(3)	366,435	(4)
					2,163	(5)	129,088	(5)
					9,394	(6)	560,634	(6)
Yevgeny Fundler(7)					3,398	(6)	202,793	(6)
Eric Fencl(8)

					2,706	(6)	161,494	(6)

(1)	Mr. Henderson’s employment with the Company commenced September 16, 2024.
(2)

The amounts reflect the actual number of three-year performance-based restricted shares granted in fiscal 2023 and earned based on the achievement of pre-established performance targets for 2023, 2024 and 2025. The payout value is based on the closing price of $59.68 for the shares of common stock on January 30, 2026, the last trading day of fiscal 2025. Based on the Company’s achievement of revenue and profitability objectives for the 2023-2025 performance period, 19.5% of the target shares were earned and vested on April 30, 2026 in accordance with the terms of the awards.

(3)

Time-based restricted stock granted on April 11, 2023 vests at the rate of one-third per year over three years from the date of grant beginning on April 30, 2024. The amounts of unvested time-based restricted stock held under the April 2023 award by our NEOs at January 31, 2026 are as follows: Ms. John—10,910; Mr. Hurt—4,040; Mr. Todorovic—4,040. Time-based restricted stock granted on April 16, 2024 vests at the rate of one-third per year over three years from the date of grant beginning on April 30, 2025. The amounts of unvested time-based restricted stock held under the April 2024 award by our NEOs at January 31, 2026 are as follows: Ms. John—14,727; Mr. Hurt—6,363; Mr. Todorovic—6,363. Time-based restricted stock granted to Mr. Henderson upon the commencement of his employment on September 16, 2024 vests at the rate of one-third per year beginning on April 30, 2025. The amount of unvested time-based restricted stock held by Mr. Henderson under his September 2024 award is 1,442.

(4)

The amounts represent the aggregate market value of time-based restricted shares that have not vested as of January 31, 2026. The amounts reported are based on the closing price of $59.68 for the shares of common stock on January 30, 2026, the last trading day of fiscal 2025.

(5)

The amounts reflect the number and payout value of unearned three-year performance-based restricted shares granted in April 2024 based on the assumed achievement of the target cumulative profitability and cumulative revenue objectives for 2024, 2025 and 2026. The payout value is based on the closing price of $59.68 for the shares of common stock on January 31, 2026. Performance-based shares earned, if any, will vest on April 30, 2027.

(6)

The amounts reflect the number and payout value of unearned three-year performance-based restricted shares granted in June 2025 based on the assumed achievement of the target cumulative profitability and cumulative revenue objectives for 2025, 2026 and 2027, as discussed in the “2025 Long-Term Incentive Program” section of the “Compensation Discussion and Analysis”. The payout value is based on the closing price of $59.68 for the shares of common stock on January 31, 2026. Performance-based shares earned, if any, will vest on April 30, 2028.

(7)	Mr. Fundler’s employment with the Company commenced August 4, 2025.
(8)

Mr. Fencl forfeited 5,011 of unvested performance-based restricted stock awards and 10,792 of unvested time-based restricted stock awards upon his retirement from the Company. Only 1,353 of unvested performance-based restricted stock awards issued in 2025 remained outstanding following Mr. Fencl’s retirement.

FISCAL 2025 OPTION EXERCISES AND STOCK VESTED

The following table provides information for each of our Named Executive Officers regarding stock option exercises and restricted stock that vested during the fiscal year ended January 31, 2026.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired on	Value Realized on	Shares Acquired on		Value Realized on Vesting
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)(2)		($)(3)
Sharon John	—	$—	58,111	(4)	$2,050,156
J. Christopher Hurt	—	—	13,911		490,757
Voin Todorovic	—	—	13,911		490,757
David Henderson	—	—	721		25,437
Yevgeny Fundler	—	—	—		—
Eric Fencl	—	—	12,929		456,135

(1)

Amount reported was determined by multiplying the number of shares acquired by the difference between the market price of the Company’s common stock upon exercise and the exercise price of the options.

(2)	Includes shares withheld for payment of applicable taxes associated with vesting.
(3)	Amounts reported were determined by multiplying the number of shares that vested by the per share closing price of the Company’s common stock on the vesting date.

FISCAL 2025 NONQUALIFIED DEFERRED COMPENSATION

The following table provides information regarding our Named Executive Officers’ nonqualified deferred compensation during the fiscal year ended January 31, 2026.

	Executive Contributions in	Registrant Contributions in	Aggregate Earnings in	Aggregate Balance at Last
Name	Last FY($)	Last FY($)	Last FY($)(1)	FYE($)(2)
Sharon John	$-	$-	$-	$-
J. Christopher Hurt(3)	-	-	39,207	184,236
Voin Todorovic	-	-	-	-
David Henderson	-	-	-	-
Yevgeny Fundler
Eric Fencl	-	-	-	-

(1)

This column includes earnings and (losses) on deferred compensation balances. Such amounts are not “above-market” or “preferential” and therefore are not reported as compensation in the Summary Compensation Table in this proxy statement.

(2)

For prior years, all amounts contributed by a Named Executive Officer and by the Company in such years have been reported in the Summary Compensation Table in our previously filed proxy statements in the year earned to the extent the NEO was named in such proxy statements and the amounts were so required to be reported in such tables.

(3)

Prior to 2022, the Company sponsored the Build-A-Bear Workshop, Inc. Non-Qualified Deferred Compensation Plan (the “NQDC Plan”), a non-qualified plan that mirrored the substantive terms of the Build-A-Bear Workshop, Inc. Employee Savings Trust, a qualified retirement plan with a 401(k) feature (the “401(k) Plan”). The NQDC Plan permitted certain highly compensated employees, including the NEOs, whose deferrals to the 401(k) Plan were otherwise limited, to make additional pre-tax deferrals of compensation. The Company made matching contributions to the NQDC Plan to replicate Company matching contributions that would have been made to the 401(k) Plan, but for limitations in the Internal Revenue Code. Investment options in the NQDC Plan mirror those in the 401(k) Plan. Vested account balances in the NQDC Plan will be distributed upon a participant’s termination of employment or, if elected and earlier, the participant’s attainment of age 65, or a designated date. The Company has frozen contributions to the Non-Qualified Deferred Compensation Plan since 2022. Mr. Hurt was the only Named Executive Officer with a balance in the plan during fiscal 2025.

EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENTS

The Company maintains employment agreements with each of our Named Executive Officers. The material terms of the agreements are described below.

CEO Transition

On March 12, 2026, as part of a planned succession process, the Company announced that Sharon Price John will retire as its President and Chief Executive Officer following a transition period, and that the Company had appointed J. Christopher Hurt, 59, to become Chief Executive Officer following such transition period. Ms. John’s employment agreement with the Company will terminate at the time of her retirement on June 11, 2026, the date of the Company’s 2026 Annual Meeting of Stockholders, which will also be the effective date of Mr. Hurt’s promotion to Chief Executive Officer.

Ms. John will remain as a non-independent Class II director on the Board. Class II directors have a term that ends as of the date of the Company’s 2027 annual meeting of stockholders.. In addition, in connection with his promotion to Chief Executive Officer, on March 10, 2026, the Board increased the size of the Board to eight (8) members and appointed Mr. Hurt to the Board as a Class II director, with such appointment to become effective as of the date of the 2026 Annual Meeting.

Executive Employment Agreements

Mr. Hurt’s agreement has an initial term of three years from March 12, 2026, and renews from year-to-year thereafter. The agreement may be terminated by the Company prior to the end of the term upon death, disability, for cause (as defined in the agreement) or without cause. Mr. Hurt may terminate the agreement with or without good reason (as defined in the agreement). If we terminate Mr. Hurt’s employment without cause or if Mr. Hurt terminates his employment for good reason, we are obligated to (i) in the case of termination prior to a change in control or following a date which is 24 months after a change in control, continue his base salary for a period of 12 months after his termination; or (ii) in the case of termination during the 24-month period following a change in control, continue his base salary for a period of 24 months and pay his target bonus amount for the fiscal year in which the termination occurs. In any case, we are obligated to pay a lump sum equivalent to 18 months of the Company-paid portion of health, dental and vision coverage. As compensation for his services, Mr. Hurt will receive an annual base salary at a rate not less than $700,000 which rate will be reviewed annually and be commensurate with similarly situated executives in similarly situated firms but will not be decreased at any time during the employment term. If the Company meets or exceeds certain performance objectives determined annually by the Compensation and Human Capital Committee, Mr. Hurt will receive an annual bonus of not less than 100% of his annual base salary, payable in either cash, stock, stock options or a combination thereof. The employment agreement also provides that for the term of the employment agreement and for one year thereafter, subject to specified limited exceptions, Mr. Hurt may not become employed by or interested directly or indirectly in or associated with the Company’s competitors who are located within the United States or within any country where the Company has established a retail presence. In the event of his termination due to death, disability, or by the Company without cause, or if Mr. Hurt terminates his employment for good reason, Mr. Hurt or his beneficiaries or estate, will still be entitled to a bonus for such year prorated based on the number of full weeks he was employed during the year, subject to achievement of the bonus criteria (if such termination occurs within 24 months after a change of control, Mr. Hurt will be entitled to receive his target bonus for the fiscal year in which the termination occurs prorated based on the number of full weeks he was employed during the year and paid within 30 days of such termination). If any payments under the employment agreement or another arrangement would become subject to the excise tax imposed by Section 4999 of the Code, the payments will be (i) paid in full, or (ii) paid to a lesser extent such that the excise tax would no longer be applicable, whichever amount would result in the greatest amount of payments to Mr. Hurt on an after-tax basis.

The employment agreements with Messrs. Todorovic, Henderson and Fundler (the “non-CEO NEOs”) have an initial term of three years from March 7, 2016 for Mr. Todorovic, from September 16, 2024 for Mr. Henderson, and from August 4, 2025 for Mr. Fundler, and renew from year-to-year thereafter. The agreements may be terminated by the Company prior to the end of the term upon death, disability, for cause (as defined in the agreements) or without cause. Each of the non-CEO NEOs may terminate his agreement with or without good reason (as defined in the agreements). If we terminate a non-CEO NEO’s employment without cause, or if the non-CEO NEO terminates his employment for good reason, we are obligated to (i) in the case of termination prior to a change in control or following a date which is 24 months after a change in control, continue his base salary for a period of 12 months after his termination, or (ii) in the case of termination during the 24-month period following a change in control, continue his base salary for a period of 18 months and pay such NEO an amount equal to the NEO’s target bonus prorated for the year of termination. In any case, we are obligated to pay a lump sum equivalent to 18 months of the Company-paid portion of health, dental and vision coverage. As compensation for their services, the non-CEO NEOs will receive an annual base salary at a rate not less than $350,000 in the case of Mr. Todorovic, $475,000 in the case of Mr. Henderson, and $350,000 in the case of Mr. Fundler, in each case which rate will be reviewed annually and be commensurate with similarly situated executives in similarly situated firms but will not be decreased at any time during the employment term. If the Company meets or exceeds certain performance objectives determined annually by the Compensation and Human Capital Committee, each of the non-CEO NEOs will receive an annual bonus of not less than 50% of his annual base salary, payable in either cash, stock, stock options or a combination thereof. The employment agreements also provide that for the terms of the employment agreements and for one year thereafter, subject to specified limited exceptions, the non-CEO NEOs may not become employed by or interested directly or indirectly in or associated with the Company’s competitors who are located within the United States or within any country where the Company has established a retail presence. In the event of his termination due to death, disability, or by the Company without cause, or if a non-CEO NEO terminates his employment for good reason, the non-CEO NEO or his beneficiaries or estate, will still be entitled to a bonus for such year prorated based on the number of full weeks he or she was employed during the year, subject to achievement of the bonus criteria (if such termination occurs within 24 months after a change of control, the non-CEO NEO will be entitled to receive his target bonus for the fiscal year in which the termination occurs prorated based on the number of full weeks he or she was employed during the year and paid within 30 days of such termination). If any payments under the employment agreement or another arrangement would become subject to the excise tax imposed by Section 4999 of the Code, the payments will be (i) paid in full, or (ii) paid to a lesser extent such that the excise tax would no longer be applicable, whichever amount would result in the greatest amount of payments to the non-CEO NEO on an after-tax basis.

Employment Agreement with Ms. John

On May 7, 2016, we entered into an amended and restated employment agreement with Mr. John pursuant to which she served as our President and Chief Executive Officer at an annual base salary at a rate not less than $700,000, which rate is to be reviewed annually and be commensurate with similarly situated executives in similarly situated firms but was not subject to decrease at any time during the employment term. She was eligible to participate in all benefit plans and programs made available by us for our employees, including participation in bonus and incentive compensation plans and programs on terms determined by the Compensation and Human Capital Committee. As previously disclosed, as part of a planned succession process, we announced that Ms. John will retire as its President and Chief Executive Officer following a transition period, and that Ms. John’s employment agreement with the Company will terminate at the time of her retirement as President and Chief Executive Officer of the Company on June 11, 2026, the date of the 2026 Annual Meeting. The employment agreement provides that for the term of the employment agreement and for one year thereafter, subject to specified limited exceptions, Ms. John may not become employed by or interested directly or indirectly in or associated with the Company’s competitors who are located within the United States or within any country where the Company has established a retail presence.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our NEOs are eligible to receive certain benefits in the event of termination of such officer’s employment, including following a change-in-control. The following table presents potential payments to each NEO as if his or her employment had been terminated as of January 31, 2026, the last day of fiscal 2025.

The termination benefits provided to our NEOs upon their voluntary termination of employment or retirement do not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees, so those benefits are not included in the table below. The amounts presented in the table are in addition to amounts each NEO earned or accrued prior to termination, such as the officer’s balances, if any, in our Nonqualified Deferred Compensation Plan (the “NQDC Plan”), previously vested restricted stock, and accrued vacation.

			Equity With	Continued
Name/Circumstance	Salary Continuation	Bonus(1)	Accelerated Vesting(2)	Perquisites and Benefits(3)	Total
Sharon John
Death	$-	$968,536	$6,753,210	$-	$7,721,745
Disability	-	968,536	6,753,210	-	7,721,745
Severance Termination(4)	815,300	968,536	-	21,649	1,805,485
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change in Control (5)	1,630,000	968,536	6,753,210	21,649	9,373,995
Change in Control (no termination)(6)	-	-	6,753,210	-	6,753,210
J. Christopher Hurt(7)
Death	-	333,308	1,664,992	-	1,998,300
Disability	-	333,308	1,664,992	-	1,998,300
Severance Termination(4)	496,400	333,308	-	14,630	844,338
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change in Control (5)	744,600	333,308	1,664,992	14,630	2,757,530
Change in Control (no termination)(6)	-	-	1,664,992	-	1,664,992
Voin Todorovic
Death	-	333,241	1,664,992	-	1,998,233
Disability	-	333,241	1,664,992	-	1,998,233
Severance Termination(4)	496,300	333,241	-	21,649	851,190
Termination for Cause	-	-	-	-
Involuntary Termination if Change in Control (5)	744,450	333,241	1,664,992	21,649	2,764,332
Change in Control (no termination)(6)	-	-	1,664,992	-	1,664,992
David Henderson
Death	-	325,318	1,056,157	-	1,381,474
Disability	-	325,318	1,056,157	-	1,381,474
Severance Termination(4)	484,500	325,318	-	21,649	831,467
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change in Control (5)	726,750	325,318	1,056,157	21,649	2,129,874
Change in Control (no termination)(6)	-	-	1,056,157	-	1,056,157
Yevgeny Fundler
Death	-	116,213	304,129	-	420,342
Disability	-	116,213	304,129	-	420,342
Severance Termination(4)	387,400	116,213	-	21,649	525,262
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change in Control (5)	581,100	116,213	304,129	21,649	1,023,091
Change in Control (no termination)(6)	-	-	304,129	-	304,129

(1)

Where indicated, the NEO is entitled to a prorated bonus based on the number of full calendar weeks during the applicable fiscal year during which the executive was employed. Amount shown is the actual 2025 Bonus Plan payout approved in April 2026 based on the Company’s 2025 performance.

(2)

The amounts appearing in this column represent the aggregate market value of time-based restricted shares and performance-based restricted shares, the vesting of which would have been accelerated, each based on the closing price of $59.68 for the shares of common stock on January 30, 2026, the last trading date of fiscal 2025.

(3)	The Company will pay each NEO a lump sum payment equivalent to 18 months of the Company-paid portion of health, dental and vision coverage.
(4)

Severance Termination would occur if the Company terminated the NEO without cause or if the NEO terminated his or her employment for good reason prior to a change in control or following a date which is 24 months after a change in control, as each term is defined in the applicable employment agreement. Upon a termination in this case, each NEO is entitled to salary continuation for 12 months.

(5)

If a NEO’s employment is terminated during the 24-month period following a change in control, we are obligated to (i) in the case of Ms. John, continue her base salary for 24 months and pay her target bonus amount for the fiscal year in which the termination occurs, and (ii) in the case of Messrs. Hurt, Todorovic, Henderson and Fundler, continue his base salary for 18 months and pay an amount equal to his target bonus prorated for the year of termination.

(6)

If a NEO’s employment is not terminated involuntarily following a change of control, equity grant vesting is accelerated only under the circumstances set forth in Section 12.B. of the Company’s 2020 Omnibus Incentive Plan. The amount shown reflects the value of equity vesting that would be accelerated in the event such circumstances occur.

(7)

Mr. Hurt also participates in the NQDC Plan. The vested balance credited to his notional account under the NQDC Plan as of the last day of the fiscal year was $156,126. His vested account balance will be distributed upon his termination of employment or, if elected and earlier, his attainment of age 65 or a designated date. Payment may be accelerated due to Mr. Hurt’s disability or the consummation of a change in control (as defined in the NQDC Plan). As elected by Mr. Hurt in accordance with the NQDC Plan terms, payment will be made in a single lump sum. The Company froze the NQDC Plan in 2022.

On March 7, 2016, we entered into an amended and restated employment agreement with Mr. Fencl pursuant to which he served as our Chief Administrative Officer, General Counsel and Secretary at an annual base salary of not less than $327,800, and was eligible to participate in all benefit plans and programs made available by us for our employees, including participation in bonus and incentive compensation plans and programs on terms determined by the Compensation and Human Capital Committee. As previously disclosed, on August 4, 2012, Mr. Fencl retired from the role of Chief Administrative Officer, General Counsel and Secretary, and remained a non-executive employee with the Company for a transition period through December 12, 2025. In connection with his retirement, Mr. Fencl’s base salary was reduced to $300,750 on August 5, 2025. Certain performance and time-based restricted stock awards were forfeited by Mr. Fencl upon his retirement from the Company on December 12, 2025, as described in the section entitled, “Compensation Discussion & Analysis —2025 Long-Term Incentive Program.” For purposes of this table, the term “Named Executive Officers” therefore does not include Mr. Fencl.

PAY RATIO

The Dodd–Frank Wall Street Reform and Consumer Protection Act requires companies to disclose the pay ratio of our Chief Executive Officer to our median employee. We identified our median employee taking into account all full-time, part-time, seasonal and temporary employees. As permitted by Item 402(u) of Regulation S-K, we excluded individuals employed in certain countries, as the total number of these excluded employees is less than 5% of our total worldwide workforce. We included employees in the United States (6,527) and the United Kingdom (516) and Canada (251) and excluded employees in the Republic of Ireland (52) and China (2).

To identify the median of annual total compensation of all included employees, we examined the total compensation, our consistently applied compensation measure, for all full pay periods from the beginning of fiscal 2025 through November 2, 2025 (the “Testing Date”) for all included individuals, excluding our Chief Executive Officer, who were employed by us on the Testing Date. We calculated annual total compensation using the same methodology we use for calculating the total compensation of our Named Executive Officers as disclosed in the Summary Compensation Table in this proxy statement. We applied a British pound to U.S. dollar exchange rate to the compensation elements paid in British currency and a Canadian dollar to U.S. dollar exchange rate to the compensation elements paid in Canadian currency, in each case utilizing the exchange rate as of November 2, 2025, the last business date prior to the Testing Date. We did not make any assumptions, adjustments, or estimates with respect to total compensation, and we did not annualize the compensation for any employees.

The 2025 annual total compensation of our Chief Executive Officer was $3,396,235 and the 2025 annual total compensation for the median employee, a part time Bearbuilder retail associate, was $3,454. The resulting ratio of our Chief Executive Officer’s pay to the pay of our median employee for fiscal year 2025 is 983.2 to 1. We believe it is noteworthy that given the nature of our business, a significant number of our employees are part-time, seasonal or temporary employees.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between “compensation actually paid” to our CEO and on average to our non-CEO NEOs during the specified years alongside total shareholder return and net income metrics, as well as a Company-selected measure of earnings before interest, taxes, depreciation and amortization (EBITDA). The Company selected this measure as the most important in linking compensation actually paid to our NEOs for 2025 to Company performance, as EBITDA was the predominate metric used in our 2025 short-term and long-term incentive programs. Compensation actually paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our NEOs during a covered year. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the “Compensation Discussion and Analysis” section of this proxy statement.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total For CEO(1) ($)	Compensation Actually Paid to CEO(2) ($)	Average Summary Compensation Table Total for Non-CEO NEOs(3) ($)	Average Compensation Actually Paid To Non-CEO NEOs(2) ($)	Company Total Shareholder Return(4) ($)	Peer Group TSR(5) ($)	Net Income (Loss) ($ millions)	EBITDA(6) ($ millions)
2025	3,396,235	4,972,639	939,540	1,104,034	1,299	103	52.2	81.4
2024	2,876,263	5,779,622	909,018	1,273,559	906	106	51.8	81.1
2023	3,617,080	2,163,496	1,519,575	1,309,978	474	93	52.8	79.1
2022	3,823,403	7,868,370	1,312,100	1,677,718	474	89	48.0	74.4
2021	3,228,539	11,377,602	1,236,035	2,267,001	340	98	47.3	63.0
(1)	Ms. John served as the Company’s President and Chief Executive Officer for each year shown. Reported amounts reflect corrections made to 401(k) matching contributions in fiscal 2022 and fiscal 2023.
(2)

Amounts reported in this column are based on total compensation reported for our CEO and average total compensation reported for our non-CEO NEOs in the Summary Compensation Table (“SCT”) for the indicated fiscal years and adjusted as shown in the table below to determine the compensation actually paid as calculated in accordance with the requirements of Item 402(v) of Regulation S-K. The fair value of equity awards was computed in accordance with the Company’s methodology used for financial reporting purposes.

Position	Year	SCT Total Compensation (i) ($)	Minus SCT Equity Awards Total (ii) ($)	Plus Fair Value of Current Year Equity Awards Unvested at Year End (iii) (iv) ($)	Plus Change in Fair Value of Unvested Prior Year Equity Awards (iv) (v) ($)	Plus Change in Fair Value of Prior Year Equity Awards Vested in Current Year (vi) ($)	Minus Change in Fair Value of Stock Awards Granted in Prior Years That Failed to Vest in Year	Equals Compensation Actually Paid ($)
	2025	3,396,235	1,580,077	2,885,042	681,703	(410,264)		4,972,639
	2024	2,876,263	1,350,003	1,771,514	1,486,763	995,085		5,779,622
CEO	2023	3,617,080	1,350,038	615,579	(448,215)	(270,909)		2,163,496
	2022	3,823,403	1,250,002	1,703,128	3,300,766	291,075		7,868,370
	2021	3,228,539	812,505	2,628,961	5,455,036	877,571		11,377,602
	2025	939,540	304,608	529,176	80,515	(58,499)	82,091	1,104,034
Non-	2024	909,018	295,675	402,465	196,028	61,722		1,273,559
	2023	1,519,575	300,044	176,379	(60,177)	(25,754)		1,309,978
CEO	2022	1,312,100	299,983	406,798	205,726	53,077		1,677,718
NEOs	2021	1,236,035	150,001	315,475	526,052	339,439		2,267,001

(i)	Includes dividends accrued on unvested time-based restricted stock awards.
(ii)

For the CEO, represents the total of the amounts reported in the “Stock Awards” column of the SCT and for the non-CEO NEOs, represents the average total of the amounts reported in the “Stock Awards” column of the SCT, as the grant date fair value of equity awards granted in the applicable year.

(iii)

For the CEO, represents the total fair value and for the non-CEO NEOs, represents the average total fair value as of the end of the applicable year of awards granted during the applicable year that remain unvested as of the end of the applicable fiscal year.

(iv)

Fair value of performance-based restricted stock with unsatisfied performance conditions as of the applicable measurement date also reflects the probable outcome of the applicable performance conditions as of that date.

(v)	Changes in fair value are measured by comparing fair value as of the end of the applicable year to the fair value as of the end of the prior year.
(vi)	Changes in fair value are measured by comparing fair value at vesting to the fair value as of the end of the prior year.
(3)

The non-CEO NEOs for fiscal 2025 were Messrs. Hurt, Todorovic, Fencl and Henderson, whose employment with the Company began on September 16, 2024. Mr. Fencl’s employment as an NEO of the Company terminated effective on August 4, 2025, and Mr. Fundler was employed as an NEO beginning August 4, 2025. The non-CEO NEOs for fiscal 2024, 2023, 2022,and 2021 were Mr. Hurt and Jennifer Kretchmar, whose employment with the Company terminated effective at the end of fiscal 2023. Reported amounts reflect corrections made to 401(k) matching contributions in fiscal 2022 and fiscal 2023.

(4)

Represents the cumulative total stockholder return (“TSR”) for an initial investment of $100 in the Company’s common stock over a five-year period beginning on February 1, 2021 and ending on February 1, 2026.

(5)

Represents the cumulative TSR of the Russell 2000 Consumer Discretionary Index, which is an industry line peer group reported in the performance graph included in the Company’s 2024 Annual Report on Form 10-K, over a five-year period beginning on February 1, 2021 and ending on February 1, 2026.

(6)	For additional information on EBITDA, see Appendix A.

Most Important Performance Measures

In the Company’s assessment, the two items listed below represent the most important financial performance measures used by the Company to link compensation actually paid to our NEOs, for the most recently completed fiscal year, to Company performance. Please see the “Compensation Discussion and Analysis” section of this proxy statement for more information and Appendix A for an explanation of EBITDA.

EBITDA
Total Revenues

The charts below describe the relationship between compensation actually paid (“CAP”) to our CEO and to our non-CEO NEOs (as calculated above) and our TSR and financial performance as measured by our reported Net Income and EBITDA for the indicated years.

PROPOSAL NO. 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Ernst & Young LLP served as the Company’s independent registered public accounting firm for the year ended January 31, 2026. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to act in that capacity for fiscal 2026, which ends on January 30, 2027. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions from stockholders.

Although the Company is not required to submit this appointment to a vote of the stockholders, the Audit Committee of the Board of Directors continues to believe it appropriate as a matter of policy to request that the stockholders ratify the appointment of Ernst & Young LLP as principal independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain Ernst & Young LLP or appoint another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING JANUARY 30, 2027.

Principal Accountant Fees

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the fiscal years ended January 31, 2026 and February 1, 2025, as well as fees billed for other services rendered by Ernst & Young LLP during those periods:

	Fiscal 2025	Fiscal 2024
Audit Fees(1)	$1,337,342	$1,259,771
Audit-Related Fees	—	—
Tax Fees(2)	86,443	116,203
All Other Fees(3)	2,000	2,000
Total Fees	$1,425,785	$1,377,974

(1)

Audit Fees are fees paid for professional services rendered for the audit of the Company’s annual consolidated financial statements, and reviews of the Company’s interim consolidated financial statements.

(2)

Tax Fees are fees paid for international expansion and restructuring reviews, transfer pricing studies, compliance services, ongoing tax consultation, state tax controversy, and tax depreciation services.

(3)	All Other Fees are for access to an accounting and financial reporting standards research tool.

Policy Regarding Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee charter requires the Audit Committee’s pre-approval of all audit and permitted non-audit services to be performed for the Company by the independent registered public accounting firm. In determining whether proposed services are permissible, the Audit Committee considers whether the provision of such services is compatible with maintaining auditor independence. As part of its consideration of proposed services, the Audit Committee may consult with management, but may not delegate this authority to management. Pursuant to a delegation of authority from the Audit Committee, the Chair of the Audit Committee may pre-approve such audit or permitted non-audit services. If the Chair approves any such services, any such approvals are presented to the full Audit Committee at the next scheduled Audit Committee meeting. All of the services performed by Ernst & Young LLP during the 2025 and 2024 fiscal years were pre-approved by the Audit Committee.

PROPOSAL NO. 3. ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

We are asking our stockholders to provide advisory approval of the compensation of our Named Executive Officers. As described in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation and Human Capital Committee has designed and implemented executive compensation programs that are intended to align with our stockholders’ interests. The fundamental objectives of our executive compensation program are to attract and retain highly qualified executive officers, to motivate these executive officers to materially contribute to our long-term business success, and to align the interests of our executive officers and stockholders by rewarding our executives for individual and corporate performance based on targets established by the Compensation and Human Capital Committee. We believe that the information provided in the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately to meet these objectives. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Named Executive Officers, as disclosed in the proxy statement for the 2026 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis section, compensation tables and narrative discussion, and other related disclosure.”

While this vote is advisory, and not binding on our Company, it will provide information to our Compensation and Human Capital Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Committee will be able to consider when determining executive compensation for the remainder of fiscal 2026 and beyond. We currently hold our “Say-on-Pay” vote every year.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION.

REPORT OF THE AUDIT COMMITTEE

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting processes. Management is responsible for the Company’s financial statements and overall reporting process, including the system of internal controls. The independent auditors are responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.

The Audit Committee submits the following report pursuant to the SEC rules:

•

The Audit Committee has reviewed and discussed with management and with Ernst & Young LLP, the Company’s independent registered public accounting firm, the audited consolidated financial statements of the Company for the year ended January 31, 2026 (the “2025 Financial Statements”).

•

Ernst & Young LLP has advised management of the Company and the Audit Committee that it has discussed with them all the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

•

The Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed Ernst & Young LLP’s independence with them, and based on this evaluation and discussion, recommended that Ernst & Young LLP be selected as the independent registered public accounting firm for the Company for fiscal 2026.

•

Based upon the aforementioned review, discussions and representations of Ernst & Young LLP, and the unqualified audit opinion presented by Ernst & Young LLP on the 2025 Financial Statements, the Audit Committee recommended to the Board of Directors that the 2025 Financial Statements be included in the Company’s Annual Report on Form 10-K for the 2025 fiscal year.

Submitted by the Audit Committee of the Board of Directors:

George Carrara, Chairman
Richard Johnson Narayan Iyengar
Craig Leavitt
James Goldman

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Our Board of Directors has adopted a policy to provide a process for holders of our securities to send written communications to our Board. Any stockholder wishing to send communications to our Board should send the written communication and the following information to our Corporate Secretary, Build-A-Bear Workshop, Inc., 415 South 18th Street, St. Louis, MO 63103:

•	stockholder’s name, number and type of securities owned, length of period held, and proof of ownership;
•	name, age, business and residential address of stockholder; and
•	any individual Director or committee to which the stockholder would like to have the written statement and other information sent.

The Corporate Secretary, or his or her designee, will collect and organize all of such stockholder communications as he or she deems appropriate and, at least once each fiscal quarter, forward these materials to the Non-Executive Chairman, any committee Chair or individual Director. The Corporate Secretary may refuse to forward material which he or she determines in good faith to be scandalous, threatening or otherwise inappropriate for delivery. The Corporate Secretary will also maintain copies of such materials.

SELECTION OF NOMINEES FOR THE BOARD OF DIRECTORS

The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board candidates to serve as members of the Board. The Nominating and Corporate Governance Committee has not adopted specific, minimum qualifications that nominees must meet in order for the Nominating and Corporate Governance Committee to recommend them to the Board, but rather, each nominee is individually evaluated based on his or her individual merits, taking into account our needs and the composition of the Board. The Nominating and Corporate Governance Committee seeks independent Directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Candidates should have substantial experience with one or more publicly traded national or multinational companies or shall have achieved a high level of distinction in their chosen fields.

The Nominating and Corporate Governance Committee has not adopted a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, ethnicity, age, personal experiences, and backgrounds. The Board and the Nominating and Corporate Governance Committee assess the effectiveness of our commitment to Board diversity in connection with the annual nomination process as well as in new director searches. The Company's eight Directors (including Mr. Hurt, who is anticipated to be appointed, as of the date of the 2026 Annual Meeting) include two women, one person of color, and one member who openly identifies as LGBTQ+. Our founder and Director Emeritus is also a woman.

The Nominating and Corporate Governance Committee will consider candidates submitted by a variety of sources including, without limitation, incumbent Directors, stockholders and our management. Periodically, the Company has engaged independent third-party search firms to assist the Company in identifying and evaluating qualified Board candidates.

In all cases, members of the Nominating and Corporate Governance Committee discuss and evaluate each potential candidate’s educational background, employment history, outside commitments and other relevant factors in detail, and suggest individuals qualified to serve on the Board to explore in more depth. Once a candidate is identified whom the Nominating and Corporate Governance Committee wants to seriously consider and move toward nomination, the Chairman of the Nominating and Corporate Governance Committee, or his or her designee, meets with that nominee to evaluate his or her potential interest in serving on the Board and sets up interviews with the full Nominating and Corporate Governance Committee.

Any stockholder or interested party wishing to submit a candidate for consideration should send the following information to the Corporate Secretary, Build-A-Bear Workshop, Inc., 415 South 18th Street, St. Louis, MO 63103:

•	stockholder’s name, number of shares owned, length of period held, and proof of ownership;
•	name, age and address of candidate;
•

a detailed resume describing, among other things, the candidate’s educational background, occupation, employment history, and material outside commitments (for example, memberships on other boards and committees, charitable foundations and the like);

•	a supporting statement which describes the candidate’s reasons for seeking election to the Board and documents his or her ability to serve on the Board;
•	any information relating to the candidate that is required to be disclosed in the solicitation of proxies for election of Directors;
•	a description of any arrangements or understandings between the stockholder and the candidate;

•	any other information that would be useful to the Committee in considering the candidate; and
•	a signed statement from the candidate, confirming his or her willingness to serve on the Board.

The Corporate Secretary will promptly forward such materials to the Nominating and Corporate Governance Committee Chair and the Non-Executive Chairman. The Corporate Secretary will also maintain copies of such materials for future reference by the Nominating and Corporate Governance Committee when filling Board positions. The same criteria apply with respect to the Nominating and Corporate Governance Committee’s evaluation of all candidates for membership to the Board. However, separate procedures will apply, as provided in the bylaws, if a stockholder wishes to submit at an Annual Meeting a Director candidate who is not approved by the Nominating and Corporate Governance Committee or the full Board.

STOCKHOLDER PROPOSALS

Our amended and restated bylaws provide that stockholders seeking to bring business before an Annual Meeting of stockholders, or to nominate candidates for election as Directors at an Annual Meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not more than 120 days or less than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of stockholders, or between February 11, 2027 and March 13, 2027, in the case of the 2027 Annual Meeting. However, in the event that no Annual Meeting was held in the previous year or the Annual Meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder, in order to be timely, must be received no later than the close of business on the 10th day following the date on which notice of the date of the Annual Meeting was mailed to stockholders or made public, whichever first occurs. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an Annual Meeting of stockholders or from making nominations for Directors at an Annual Meeting of stockholders. In order for stockholders to give timely notice of nominations for Directors for inclusion on a universal proxy card in connection with the 2027 Annual Meeting, notice must be submitted by the same deadlines as disclosed above under the advance notice provisions of our amended and restated bylaws and must include the information in the notice required by the bylaws and by Rule 14a-19 under the Exchange Act.

Stockholder proposals intended to be presented at the 2027 Annual Meeting must be received by the Company at its principal executive office no later than December 31, 2026 in order to be eligible for inclusion in the Company’s proxy statement and proxy relating to that meeting. Upon receipt of any proposal, the Company will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

OTHER MATTERS

Management does not intend to bring before the meeting any matters other than those specifically described above and knows of no matters other than the foregoing to come before the meeting. If any other matters or motions properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of management on such matters or motions, including any matters dealing with the conduct of the meeting.

By Order of the Board of Directors

Yevgeny Fundler
Chief Legal Officer and Secretary

APRIL 30, 2026

Appendix A: Reconciliation of Non-GAAP Financial Measures

The Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income adjusted to exclude certain costs, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

As discussed in the sections “2025 Bonus Plan” and “Payout of Fiscal 2023-2025 Performance-Based Restricted Stock” of “Executive Compensation—Compensation Discussion and Analysis,” the Compensation and Human Capital Committee established cumulative Earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure, for fiscal 2025 as the profitability metric for the Company’s 2025 Bonus Plan and the EBITDA compound annual growth rate for fiscal 2023 through fiscal 2025 as the profitability metric for the Company’s 2023 long-term incentive compensation awards. The table below presents a reconciliation of our fiscal 2025, 2024, and 2023 EBITDA to the most directly comparable GAAP measure.

	($ in millions)
	Fiscal 2025	Fiscal 2024	Fiscal 2023
Income before income taxes (pre-tax)	$67.2	$67.1	$66.3
Interest income, net	(0.9)	(0.9)	(0.9)
Depreciation & Amortization expense	15.0	14.8	13.7
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$81.3	$81.0	$79.1

A-1

APPENDIX B

DIRECTIONS TO THE COMPANY’S WORLD BEARQUARTERS

415 SOUTH 18TH STREET

ST. LOUIS, MO 63103

The Annual Meeting will be held on the fourth floor of Build-A-Bear Workshop’s World Bearquarters located at 415 South 18th Street, St. Louis, MO 63103.

FROM LAMBERT INTERNATIONAL AIRPORT

Take I-70 east and merge onto I-170 south. Take I-170 south and merge onto I-64 east. Take the Jefferson Avenue exit. Turn left onto Jefferson Avenue, right onto Market Street, right onto South 18th street and right into the Union Station parking lot. The World Bearquarters is on the left.

FROM ILLINOIS

Take I-55 south to I-64 west. Take exit 40A Clark Avenue, turn left on Clark Street, left on South 18th Street, and right into the Union Station parking lot. The World Bearquarters is on the left.

FROM NORTH COUNTY LOCATIONS

Take I-70 east to I-44 west. Take 7th Street exit (Exit 290C) toward Park Avenue. Turn right on 7th Street, left on Chouteau Avenue, right on South 18th Street and left into the Union Station parking lot. The World Bearquarters is on the left.

FROM SOUTH COUNTY LOCATIONS

Take I-270 north to I-64 east. Take the Jefferson Avenue exit. Turn left onto Jefferson Avenue, right onto Market Street, right onto South 18th street and right into the Union Station parking lot. The World Bearquarters is on the left.

FROM WEST COUNTY LOCATIONS

Take I-64/US-40 east. Take the Jefferson Avenue exit. Turn left onto Jefferson Avenue, right onto Market Street, right onto South 18th street and right into the Union Station parking lot. The World Bearquarters is on the left.

B-1

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on June 10, 2026.

Online
Go to **www.envisionreports.com/BBW** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

1. Election of Directors:

	For	Against	Abstain
01 - Narayan Iyengar	☐	☐	☐
02 - James A. Goldman	☐	☐	☐
03 - Lesli Rotenberg	☐	☐	☐

	For	Against	Abstain
2. To ratify Ernst & Young LLP as independent registered public accounting firm for fiscal 2026.	☐	☐	☐
3. To approve, by non-binding vote, executive compensation.	☐	☐	☐
4. To transact such other business as may properly come before the meeting or any adjournment thereof.	☐	☐	☐

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL OF THE NOMINEES FOR DIRECTOR AND "FOR" PROPOSALS 2, 3 AND 4.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

049TAC

Build-A-Bear Workshop, Inc.'s Annual Meeting of Stockholders will be held on
June 11, 2026 at Build-A-Bear Workshop Headquarters,
415 South 18th Street, St. Louis, MO 63103, at 10:00 a.m. Central Time.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The 2026 Proxy Statement and the 2025 Form 10-K are available at:
www.envisionreports.com/BBW

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Build-A-Bear Workshop, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BUILD-A-BEAR WORKSHOP, INC.

The undersigned hereby appoints Chief Legal Officer and Secretary Yevgeny Fundler and Chief Financial Officer Voin Todorovic, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Build-A-Bear Workshop, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held on June 11, 2026 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

C **Non-Voting Items**

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐